CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Maximum Aggregate Offering Price	Amount Of Registration Fee(1)
U.S.$500,000,000 2.250% Senior Notes due 2031	$500,000,000	$54,550

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-239720

PROSPECTUS SUPPLEMENT

(To prospectus dated July 7, 2020)

ORIX CORPORATION

US$500,000,000   2.250%

Senior Notes due 2031

We will issue an aggregate principal amount of U.S.$500,000,000 of senior notes due March 9, 2031, or the notes.

The notes will bear interest commencing March 9, 2021 at a per annum rate of 2.250%, payable in arrears on March 9 and September 9 of each year, with the first interest payment to be made on September 9, 2021. The notes will not be redeemable prior to maturity, except as set forth under “Description of Notes—Optional Tax Redemption” in this prospectus supplement, and will not be subject to any sinking fund.

The notes will be issued only in registered form in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. The notes are not and will not be listed on any securities exchange.

Investing in the notes involves risks. You should carefully consider the risk factors set forth in “Item 3. Key Information—Risk Factors” of our most recent annual report on Form 20-F filed with the U.S. Securities and Exchange Commission, or the SEC, and in the “Risk Factors” section beginning on page S-11 of this prospectus supplement before making any decision to invest in the notes.

	Per Note	Total
Public offering price(1)	99.609%	$498,045,000
Underwriting discount	0.45%	$2,250,000
Proceeds, before expenses, to ORIX(1)	99.159%	$495,795,000

(1)	Plus accrued interest from March 9, 2021, if settlement occurs after that date.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form through the book-entry delivery system of The Depository Trust Company, or DTC, for the accounts of its participants, including Clearstream Banking S.A., or Clearstream, and Euroclear Bank SA / NV, or Euroclear, on or about March 9, 2021.

Joint Book-Running Managers

J.P. Morgan	Goldman Sachs & Co. LLC	BofA Securities	Morgan Stanley

Citigroup		Crédit Agricole CIB

BNP PARIBAS	Daiwa Capital Markets	Mizuho Securities

Nomura	SMBC NIKKO

ANZ	Deutsche Bank Securities

The date of this prospectus supplement is March 2, 2021.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes and also adds to, updates and changes information contained in the base prospectus filed with the SEC dated July 7, 2020, and the documents incorporated by reference in this prospectus supplement. The second part is the above-mentioned base prospectus, to which we refer as the “accompanying prospectus.” The accompanying prospectus contains a description of the senior debt securities and gives more general information, some of which may not apply to the notes. If the description of the notes in this prospectus supplement differs from the description in the accompanying prospectus, the description in this prospectus supplement supersedes the description in the accompanying prospectus.

We have not authorized any other person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement, in the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We are not responsible for, and can provide no assurance as to the accuracy of, any other information that any other person may give you. We are not making, nor are the underwriters making, an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, including any information incorporated by reference herein or therein, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Unless the context otherwise requires, references in this prospectus supplement to “ORIX” refer to ORIX Corporation, and to “we,” “us,” “our,” “ORIX Group” and similar terms refer to ORIX Corporation and its subsidiaries, taken as a whole. We use the word “you” to refer to prospective investors in the notes.

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Unless otherwise stated or the context otherwise requires, all amounts in such financial statements are expressed in Japanese yen.

In this prospectus supplement, when we refer to “dollars,” “US$” and “$,” we mean U.S. dollars, and, when we refer to “yen” and “¥,” we mean Japanese yen. This prospectus supplement contains a translation of certain Japanese yen amounts into U.S. dollars solely for your convenience.

Certain monetary amounts, ratios and percentage data included in this prospectus supplement have been subject to rounding adjustments for the convenience of the reader. Accordingly, figures shown as totals in certain tables may not be equal to the arithmetic sums of the figures which precede them.

Representation of Gross Recipient Status upon Initial Distribution

By subscribing for the notes, an investor will be deemed to have represented that it is a “Gross Recipient.” A “Gross Recipient” for this purpose is (i) a beneficial owner that is, for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with the issuer of the notes as described in Article 6, paragraph (4) of the Act on Special Measures Concerning Taxation of Japan (Act No. 26 of 1957, as amended, or the “Act on Special Measures Concerning Taxation”), (ii) a Japanese financial institution, designated in Article 3-2-2, paragraph (29) of the Cabinet Order relating to the Act on Special Measures Concerning Taxation (Cabinet Order No. 43 of 1957, as amended, or the “Cabinet Order”), that will hold notes for its own proprietary account, or (iii) an individual resident of Japan or a Japanese corporation whose receipt of interest on the notes will be made through a payment handling agent in Japan as defined in Article 2-2, paragraph (2) of the Cabinet Order. As part of the initial distribution by the underwriters at any time, the notes are not to be directly or indirectly offered or sold to, or for the benefit of, any person other than a Gross Recipient or to others for re-offering or re-sale, directly or indirectly, to, or for the benefit of, any person other than a Gross Recipient.

Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No. 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and, therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to U.K. Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”), and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “U.K. Prospectus Regulation”). Consequently no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

Singapore Securities and Futures Act Product Classification

In connection with Section 309B of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), we have determined the classification of the notes as prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Words such as “believe,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate” and similar expressions, identify forward-looking statements. Forward-looking statements, which include statements contained in “Item 3. Key Information—Risk Factors,” “Item 5. Operating and Financial Review and Prospects” and “Item 11. Quantitative and Qualitative Disclosure about Market Risk” of our annual report on Form 20-F for the fiscal year ended March 31, 2020 and statements contained in our report on Form 6-K furnished to the SEC on February 12, 2021, are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those set forth in such statements.

We have identified some of the risks inherent in forward-looking statements in “Item 3. Key Information—Risk Factors” of our most recent annual report on Form 20-F and in the “Risk Factors” section of this prospectus supplement. Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus supplement, and you should not consider the factors discussed here or in “Item 3. Key Information—Risk Factors” of our most recent annual report on Form 20-F to be a complete set of all potential risks or uncertainties.

The forward-looking statements included or incorporated by reference in this prospectus supplement are made only as of the dates on which such statements were made. We expressly disclaim any obligation or undertaking to release any update or revision to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision.

ORIX CORPORATION

Overview

ORIX Corporation is a joint stock corporation (kabushiki kaisha) formed under Japanese law. We were founded as a Japanese corporation in 1964 in Osaka, Japan, as Orient Leasing Co., Ltd., a specialist in equipment leasing. Over the succeeding decades, we have grown from a leasing specialist to become one of Japan’s leading financial services companies, providing a broad range of commercial and consumer finance products and services to Japanese and overseas customers. For the fiscal year ended March 31, 2020 and prior fiscal years, our business was organized into six segments: Corporate Financial Services, Maintenance Leasing, Real Estate, Investment and Operation, Retail and Overseas Business. See “Item 4. Information on the Company—Business Segments” of our annual report on Form 20-F for the fiscal year ended March 31, 2020. Since April 1, 2020, our reportable segments are organized into ten business segments, which are:

•

Corporate Financial Services and Maintenance Leasing.    Our Corporate Financial Services and Maintenance and Leasing business segment consists of our finance and fee business, leasing and rental of automobiles, electronic measuring instruments and IT-related equipment and Yayoi Co., Ltd. (“Yayoi”). In our finance and fee business, we provide leasing and loans and engage in various other fee businesses by providing products and services aligned with our customers’ needs to our core customer base of domestic small and medium-sized enterprises, or SMEs. In our automobile leasing business, we engage in automobile leasing and rental and car sharing businesses, providing a complete range of vehicle maintenance outsourcing services including a broad spectrum of tailor-made services that address the vehicle needs of both corporate and individual clients. Our equipment rental business offers the rental of IT-related equipment and medical equipment, environmental analysis equipment, as well as tablet computers, and a diverse range of services. Yayoi, which we acquired in December 2014, is a business software services company that develops and sells a range of business software and provides after-sales support and services, particularly to small businesses. Yayoi’s business software supports sales management, payroll, customer management and small enterprise back office operations as well as accounting operations. Yayoi also supports customer back-office operations with a wide range of business consultation and employee benefit services that go beyond the framework of software after-sales service.

•

Real Estate.    Our Real Estate business segment consists of real estate development, rental and management, facility operation, and real estate investment management. In the real estate development, rental and management business, ORIX Group is involved not only in developing and leasing properties such as office buildings, commercial properties, logistics centers and residences but is also involved in asset management, where ORIX Group has a high level of expertise. The facilities operations business handles accommodations, aquariums, training facilities, baseball stadiums, and theaters. In 2019, ORIX sold its golf course, senior housing and private nursing home businesses. In the fiscal year ended March 31, 2019, we acquired the remaining interest in DAIKYO INCORPORATED, or DAIKYO, to complement our respective real estate businesses and to jointly aim for medium- and long-term growth as a comprehensive real estate business. Accordingly, ORIX changed the segment classification of DAIKYO from the Investment and Operation segment to the Real Estate segment.

•

PE Investment and Concession.    Our PE Investment and Concession business segment is engaged in two core business activities: private equity and concession. Our private equity business comprises investments in Japan and overseas and capitalizes on our expertise and collective strength to increase the corporate value of investees. In our concession business, we started operating Kansai International Airport and Osaka International Airport (Itami Airport) in April 2016 as the first privately owned full-scale operation business for an airport in Japan, and have been operating Kobe Airport since April 2018. All three airports are operated by Kansai Airport Co., Ltd., which was established by a consortium with ORIX and VINCI Airports of France as its principal members.

•

Environment and Energy.    Our Environment and Energy business segment consists of domestic and overseas renewable energy, electric power retailing, our Energy Service Company (“ESCO”) services relating to energy saving, sales of solar panels and electricity storage system and recycling and waste management. For more than ten years, we have been actively involved in the environment and energy business through the collection and disposal of waste generated from end-of-lease assets. In July 2017, we invested in Ormat Technologies, Inc., a geothermal energy company listed on the New York Stock Exchange. In our solar power business, we have secured abundant solar power capacity and are operating many projects, making us one of the largest solar power producers in Japan.

•

Insurance.    Our Insurance business segment consists of our life insurance business, including medical insurance. Our life insurance business operates principally through ORIX Life Insurance Corporation, or ORIX Life Insurance, which was founded in 1991 and operates mainly through agencies and mail order sales.

•

Banking and Credit.    Our Banking and Credit business segment consists of our banking business, with a focus on real estate investment loans and consumer finance, including card loans, guarantees of unsecured loans handled by other financial institutions and housing loans. Our banking business operates principally through ORIX Bank Corporation, or ORIX Bank, which inherited the housing loan business ORIX began handling in 1980 and is now involved in corporate lending and other services. Our consumer finance business operates principally through ORIX Credit Corporation, or ORIX Credit, which offers card loans and other financing services.

•

Aircraft and Ships.    Our Aircraft and Ships business segment consists of aircraft leasing and management and ship-related finance and investment businesses. These businesses include leasing, financing, management, investment, intermediary and sales activities with respect to aircrafts and ships. In November 2018, we acquired a 30% stake in Avolon Holdings Limited (“Avolon”), a leading global aircraft leasing company located in Ireland.

•

ORIX USA.    Our ORIX USA business segment consists of finance, investment and asset management in the Americas. In the United States, asset management is the focus of our efforts to expand our non-finance business, and we have a high level of expertise in the field of corporate finance, securities investment, principal investment, loan origination and servicing and fund management. On December 16, 2020, Boston Financial Investment Management, LP (“Boston Financial”), a wholly-owned subsidiary of ORIX Corporation USA, completed the acquisition of Boston Capital’s low-income housing tax credit (“LIHTC”) fund portfolio.

•

ORIX Europe.    Our ORIX Europe business segment consists of equity and fixed income asset management in Europe. Our Orix Europe business segment conducts asset management operations for individual and corporate clients through ORIX Corporation Europe N.V. (previously Robeco Groep N.V.), a Dutch holding company of global asset management companies that became a consolidated subsidiary of ORIX Group in July 2013.

•

Asia and Australia.    Our Asia and Australia business segment consists of finance and investment businesses in Asia and Australia. Our local subsidiaries in Asia and Australia primarily operate leasing, loan, automobile leasing and investment businesses.

We had total revenues of ¥2,280,329 million and ¥1,665,694 million and net income attributable to ORIX Corporation shareholders of ¥302,700 million and ¥142,015 million for the fiscal year ended March 31, 2020 and for the nine months ended December 31, 2020, respectively. Our total assets at March 31, 2020 and December 31, 2020 were ¥13,067,528 million and ¥13,324,491 million, respectively. Net income attributable to ORIX Corporation shareholders as a percentage of average total assets, or ROA, based on period-beginning and period-ending balances was 2.4% and 1.43% for the fiscal year ended March 31, 2020 and for the nine months ended December 31, 2020, respectively, each on a consolidated basis. ROA for the nine months ended December 31, 2020 is an annualized figure.

Company Information

Our head office is located at World Trade Center Building, 2-4-1 Hamamatsu-cho, Minato-ku, Tokyo 105-6135, Japan. Our telephone number is +81-3-3435-3116. Our internet site is found at http://www.orix.co.jp. The information on our internet site is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

RECENT DEVELOPMENTS

Overview

Following the global financial crisis, we took steps to position ourselves for strong performance, including by maintaining a diversified business portfolio and a diversified and stable funding base. As a result, from the fiscal year ended March 31, 2010 through the fiscal year ended March 31, 2019, we continuously grew our net income attributable to ORIX Corporation shareholders. Although our net income attributable to ORIX Corporation shareholders decreased slightly for the fiscal year ended March 31, 2020 due in part to the effects of the COVID-19 pandemic, as described in “—Effects of COVID-19” below, we have maintained a return on equity, or ROE, of over 10% for each fiscal year since the fiscal year ended March 31, 2014. In the fiscal year ended March 31, 2020, our net income attributable to ORIX Corporation shareholders was ¥302.7 billion, a decrease of 6.5% from the previous fiscal year, and we recorded ROE of 10.3%. For the nine months ended December 31, 2020, our net income attributable to ORIX Corporation shareholders was ¥142.0 billion, compared to ¥244.3 billion for the same period of the previous fiscal year, and we recorded ROE of 6.4%. ROE for the nine months ended December 31, 2020 is on an annualized basis. We expect to record a decline in net income for the fiscal year ending March 31, 2021 in light of the challenging operating environment caused by the COVID-19 pandemic . However, we believe the following strengths have allowed us to weather this challenging environment, and to position ourselves for profitability:

•

Diversified business.    We have continued to manage risk by maintaining a well-diversified business portfolio across our ten operating segments. Each of our business segments has a different risk profile, which mitigates adverse effects from the changing business environment and helps to stabilize group-wide profitability. We have also increased synergies by improving knowledge sharing across our ten business segments. Our ability to adapt our business model to a constantly changing business environment has helped us achieve our 55 years of continuous profitability. In addition, we have continued to maintain our return on assets at a certain level while keeping total segment assets relatively flat through a disciplined process of asset replacement based on asset efficiency. Each of our ten business segments achieved profitability in the nine months ended December 31, 2020, and segment profits grew for the Environment and Energy, Insurance, Banking and Credit and ORIX Europe segments, while the Corporate Financial Services and Maintenance Leasing, Real Estate, PE Investment and Concession, Aircraft and Ships, ORIX USA and Asia and Australia segments experienced a decline in profits for such period as compared to the same period in the previous fiscal year.

•

Strong Capital Base.    As of March 31, 2020, our debt-to-equity ratio, calculated as short-term debt plus long-term debt, including deposits, divided by ORIX Corporation shareholders’ equity, was 2.3x, an increase from 2.2x as of March 31, 2019, and our debt-to-equity ratio excluding deposits was 1.5x, a decrease from 1.6x as of March 31, 2019. As of December 31, 2020, our debt-to-equity ratio including deposits was 2.4x and our debt-to equity ratio excluding deposits was 1.6x.

•

Ample liquidity.    We are focused on our liquidity position to maintain a buffer against sudden declines in financial markets. We implement measures to retain excess liquidity and decrease short-term liquidity risks by pursuing longer maturities on our borrowings, reducing CP, and maintaining sufficient cash levels and secured committed credit facilities. As of December 31, 2020, our total balance of cash and cash equivalents and unused committed credit facilities was ¥1,097.9 billion. We excluded ORIX Bank and ORIX Life Insurance from the calculation of our cash and cash equivalents and the figures above reflect this adjustment.

Effects of COVID-19

Since the beginning of 2020, coronavirus disease 2019 (“COVID-19”) has spread worldwide and the world economy and business activity have been adversely impacted by preventative measures instituted by governments across the globe, including restrictions on people’s movement and gatherings, such as stay-at-home orders and limitations on travel and immigration, and requests and orders limiting the operations of , or mandating the closure of, certain public and private facilities and businesses. In particular, these measures have significantly impacted businesses in industries that rely on consumer spending, such as those relating to travel and recreation, passenger transport, in-store dining and lodging.

The COVID-19 pandemic has led to a significant global economic downturn and it continues to be difficult to predict when the situation will return to normal. Although some countries showed some signs of recovery in the second half of 2020, many countries, including Japan, have recently been experiencing an increase in COVID-19 cases, which has resulted in the imposition of additional restrictive measures in some countries. For example, in January 2021, the Japanese government announced a state of emergency covering certain portions of Japan, including the Tokyo Metropolitan area, which was extended in February 2021. Accordingly, the timing and extent of any economic recovery remains highly uncertain and will depend on the future development of the COVID-19 pandemic. In particular, although COVID-19 vaccines have been approved for use in some countries, including Japan, the timing of widespread availability of such vaccines is highly uncertain, and there is no guarantee such vaccines will be effective in containing the spread of the COVID-19 pandemic.

As of the date of this prospectus supplement, the spread of COVID-19 cases is significantly impacting various businesses in the ORIX Group, including the following:

•

in our Real Estate business segment, requests from national and local governmental organizations to limit the operating hours of facilities and other COVID-19-related factors are adversely impacting operating revenue of our businesses that operate hotels and Japanese-style inns and other recreational facilities, with occupancy rates recovering through November 2020 before slightly falling again in December 2020;

•

in our Aircraft and Ships business segment, reduced demand for aircraft is adversely impacting our aircraft leasing business, including our affiliate Avolon, and the outlook remains cautious although the fundraising environment looks favorable;

•

in our PE Investment and Concession business segment, decreases in the number of flights and passengers due to reduced demand for air travel are adversely impacting operating revenue from our operation of airports in our concession business despite a partial recovery in domestic air travel; and

•

our Corporate Financial Services and Maintenance and Leasing, ORIX USA and Asia and Australia business segments are also experiencing decreased profits resulting from reduced revenue due to economic slowdown, increasing credit costs due to deterioration of borrowers’ business performance, negative impact on asset values due to market volatility and increasing costs related to efforts to prevent the spread of COVID-19. Despite the above negative impact of the COVID-19 pandemic on our businesses, profits in our Corporate Financial Services and Maintenance and Leasing business segment increased for the three months ended December 31, 2020 as compared to the three months ended September 30, 2020 due to a recovery in our Auto and Rentec businesses. In addition, profits in our ORIX USA business segment increased for the three months ended December 31, 2020 as compared to the three months ended September 30, 2020 due to declines in provisions for credit costs and improvement of valuation gain from funds. Segment profits in our Environment and Energy, Insurance, Banking and Credit and ORIX Europe business segments all increased year-on-year for the nine months ended December 31, 2020 despite the negative impact of the COVID-19 pandemic.

In order to help restrict the further spread of COVID-19, the ORIX Group has implemented various measures, including policies on working remotely and restrictions on face-to-face meetings and domestic and overseas business trips. The implementation of these and other measures may adversely impact our business activities and efficiency.

The ORIX Group operates various businesses in its global network that spans 34 countries and regions around the globe. For this and other reasons, we expect that the COVID-19 pandemic will continue to have a multi-faceted and adverse impact on all businesses we operate.

If the COVID-19 pandemic is prolonged, it is possible that the businesses described above and other businesses in the ORIX Group may experience increases in credit costs due to the deterioration of borrowers’ business performance and declines in assets under management, as well as decreased revenue and increased costs. Depending on developments in the spread of COVID-19, there may be increases in liquidity risk and funding costs and a heightening of the various risks described above and in our most recent annual report on Form 20-F. In addition, it is possible that the COVID-19 pandemic will adversely affect our business, management and financial results in ways that are currently unexpected or unknown to us.

Funding Structure

We have continued to maintain a stable financial base which has allowed us to control our overall funding costs and manage our liquidity, primarily through:

•

Diversified funding sources.    To maintain our financial stability and support future investments, as of December 31, 2020, we maintain a diverse funding base, with 50% of our total funding obligations from borrowings from financial institutions, 33% from deposits held by our bank subsidiaries and 17% from a combination of overseas and domestic bonds, asset-backed securities, commercial mortgage-backed securities and commercial paper.

•

Maintaining longer maturities while controlling funding costs.    We manage our funding liabilities through maintaining longer maturities. Our ratio of long-term debt to total debt (short-term debt plus long-term debt), excluding deposits, reached 92% as of December 31, 2020. Over the last several years, our long-term debt ratio has remained stable and we have also been able to control our funding costs for both Japanese yen and foreign currency-denominated debt, including during the COVID-19 pandemic. We also employ staggered interest repayment dates and endeavor to reduce refinancing risk by leveling out annual redemption amounts in our borrowings from financial institutions and staggering bond maturities.

Strategy

We believe that our ability to offer a broad range of both financial and non-financial products and services differentiates us from other financial services providers and contributes to our competitive advantage. We have particular expertise in financial services, private equity, business operations and risk management, and we have developed a large network of business partners and customers both in Japan and overseas. As part of our mid-term strategy, we have continued to leverage our expertise and networks to increase revenues and achieve sustainable profit growth in our non-financial businesses.

We intend to grow our businesses and increase our market share by continuing to leverage our existing network and by identifying new investment opportunities and developing new businesses. Specifically:

•

in our Corporate Financial Services and Maintenance Leasing business segment, we intend to build a service business targeting a customer base of small businesses by combining ORIX’s financial and service know-how with Yayoi’s service and IT expertise to empower enhanced services that meet the needs of small businesses;

•

in our Real Estate business segment, we intend to promote new development while identifying locations suitable for logistics facilities to provide state-of the-art logistics centers that can meet the needs of a wide variety of tenant companies;

•

in our PE Investment and Concession business segment, we intend to use ORIX’s unique network to identify investees, grow market share through investee roll-ups, and expand into neighboring fields, with a focus on healthcare, business process outsourcing, IT and information services, logistics and rental, and dairy farming;

•

in our Environment and Energy businesses segment, we intend to expand our focus from the solar power generation business to include geothermal power generation and wind power generation, including offshore, and we aim to be a major player in distributed energy supply;

•

in our Insurance business segment, we will continue to complement our traditional strength in third-sector insurance products, such as medical insurance, by handling a broader array of first-sector insurance products including death insurance and income security insurance;

•

in our Banking and Credit business segment, we intend to further enhance the brand value of the ORIX VIP Loan Card, improve product appeal and services, and build relationships with blue-chip customers. In addition, ORIX Credit will employ a strategy of IT and digital alliances with companies that have a customer base and strengthen portfolio management and increase the balance of guarantees by expanding guarantees for diversified pools of smaller, high-quality receivables;

•

in our Aircraft and Ships business, we aim to achieve sustainable growth in light of the future of the passenger market, and will manage our portfolio while observing trends in the airline and leasing market and investor demand. In addition, we will replace assets with an emphasis on airline credit to improve the quality of our portfolio and use our strong affinity with Avolon to expand in the aircraft leasing market;

•

in our ORIX USA business segment, we intend to pursue a hybrid strategy that relies upon our strong balance sheet as both an investor and as a bridge toward asset management and capital market solutions, aiming to build our balance sheet while expanding assets under management and fee businesses;

•

in our ORIX Europe business segment, M&A will remain central to our growth strategy, and we will continue to explore acquisition opportunities, including roll-ups. We will also consider opportunities to expand existing businesses, and asset management acquisitions outside of traditional equity and fixed income; and

•

in our Asia and Australia business segment, we intend to optimize our portfolio through a balanced focus on key markets and businesses, while at the same time, diversifying human resources by hiring employees with knowledge and experience in areas other than leasing such as IT, as well as people with knowledge of finance.

We have recently made key achievements in our growth strategy by expanding our business portfolio through disciplined acquisitions and investments and maintaining a solid investment pipeline. During the fiscal year ended March 31, 2020, we acquired Hunt Real Estate Capital, LLC. On November 2, 2020, we announced the completion of our acquisition of all the outstanding shares of APRESIA Systems, Ltd., a network equipment development and manufacturing company. In December 2020, we completed the acquisition of a majority interest in SUGIKO GROUP HOLDINGS CO., LTD., a major scaffolding and temporary construction materials rental company. In December 2020, Boston Financial, a wholly-owned subsidiary of ORIX Corporation USA, completed the acquisition of Boston Capital’s LIHTC fund portfolio. On February 1, 2021, we announced the completion of our acquisition of a majority interest in Gravis Capital Management Ltd, an alternative asset management company that manages funds investing primarily in the U.K. infrastructure, renewable energy and real estate sectors. Furthermore, we have agreed to acquire a minority interest in Greenko Energy Holdings, a major company undertaking renewable energy business in India, and have agreed to acquire a majority interest in Elawan Energy S.L., a global renewable energy company headquartered in Madrid, Spain focused on the development and ownership of wind and solar PV power plants.

We have also managed our growth strategy through portfolio replacement. We believe that disposing assets in order to update our portfolio is an essential part of our management strategy.

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Senior Debt Securities” in the accompanying prospectus.

Issuer	ORIX Corporation

Notes offered	US$500,000,000 aggregate principal amount of 2.250% notes due March 9, 2031.

Maturity date	March 9, 2031.

Issue price	99.609% of the principal amount plus accrued interest from March 9, 2021, if settlement occurs after that date.

Interest payment dates	Interest on the notes will be payable on March 9 and September 9 of each year, beginning on September 9, 2021.

Interest rate	2.250% per annum from March 9, 2021.

Calculation of interest	Interest on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Ranking	The notes will be ORIX’s direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of ORIX’s other unsecured and unsubordinated debt.

Additional amounts	All payments of principal and interest on the notes will be made without withholding or deduction for or on account of any taxes unless such withholding or deduction is required by law. Payments of interest on the notes generally will be subject to Japanese withholding tax unless the beneficial owner of the notes establishes that it is not a Japanese corporation, an individual resident of Japan, or an individual non-resident of Japan or a non-Japanese corporation that in either case is a specially-related person of ORIX for Japanese tax purposes. See “Tax Considerations—Japanese Tax Considerations” in this prospectus supplement. If payments of principal or interest on the notes are subject to withholding or deduction under Japanese tax law, we will pay such additional amounts, subject to certain exceptions, as will result in the receipt by the holder of such amount as would have been received by it had no such deduction or withholding been required. See “Description of Notes—Additional Amounts” in this prospectus supplement. References to principal or interest in respect of the notes include any additional amounts which may be payable by us with respect thereto.

Optional tax redemption	If, due to changes in or amendments to Japanese law occurring on or after the issue date of the notes, we would be required to pay additional amounts as described under “Description of Notes—Additional Amounts” in this prospectus supplement, we may redeem each series of the notes in whole, but not in part, at a redemption price equal to 100% of the principal amount of the relevant series of notes plus accrued interest to the redemption date. For a more complete description, see “Description of Notes—Optional Tax Redemption” in this prospectus supplement.

Markets	We are offering the notes only in jurisdictions in the United States, Europe and Asia, subject to certain exceptions, where the offering is permitted, and in all cases in compliance with applicable laws and regulations. See “Underwriting” in this prospectus supplement for more information.

Form and denominations	The notes of each series will be issued in fully registered form, without coupons, in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof and will be represented by one or more global notes. The notes of each series will be issued in the form of global securities deposited with a custodian for DTC. Beneficial interests in the notes may be held through DTC, Clearstream or Euroclear. For more information about global securities held by DTC through DTC, Clearstream or Euroclear, you should read “Clearance and Settlement” in the accompanying prospectus.

Covenants	The indenture relating to the notes contains restrictions on our ability to incur liens and merge or transfer assets. For a more complete description see “Description of Notes—Negative Pledge” in this prospectus supplement and “Description of Senior Debt Securities—Covenants” in the accompanying prospectus.

Further issuances	We reserve the right, from time to time, without the consent of the holders of a series of notes, to issue additional notes on terms and conditions identical to such series of notes, which additional notes may increase the aggregate principal amount of and may be consolidated and form a single series with, the outstanding notes of the relevant series; provided that any additional notes that are so consolidated must be fungible with the outstanding notes of the relevant series for U.S. federal income tax purposes. We may also issue other securities under the indenture that have different terms from the notes.

Governing law	The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes.

Listing	The notes will not be listed on any securities exchange.

Trustee	The Bank of New York Mellon

Paying agent	The Bank of New York Mellon

Risk factors	You should carefully consider all of the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus before investing in the notes. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning on page S-11 of this prospectus supplement and under “Item 3. Key Information—Risk Factors” of our most recent annual report on Form 20-F.

Lock-up agreement	We have agreed with the underwriters to restrictions on issuances and sales of certain U.S. dollar-denominated notes by ORIX which are SEC registered or otherwise publicly offered, or are listed on any securities exchange, for a period of 30 days from the closing of the offering, as described in greater detail in this prospectus supplement under “Underwriting.”

Clearance and settlement	Each series of notes has been accepted for clearance through DTC, Euroclear and Clearstream.

Delivery of the notes	Delivery of the notes is expected on or about March 9, 2021.

Security codes	The security codes for the notes are:

CUSIP No.: 686330AN1
ISIN: US686330AN18
Common Code: 225207216

Other terms	For more information on the terms of the notes, see “Description of Notes” in this prospectus supplement and “Description of Senior Debt Securities” in the accompanying prospectus.

RISK FACTORS

Investing in the notes involves risks. You should consider carefully the risks relating to the notes described below, as well as the other information presented in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, before you decide whether to invest in the notes. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the notes offered could decline, in which case you may lose all or part of your investment.

This prospectus supplement and the accompanying prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described below, elsewhere in this prospectus supplement and in “Item 3. Key Information—Risk Factors” of our annual report on Form 20-F for the fiscal year ended March 31, 2020.

Risks relating to the offering

The notes are unsecured obligations of ORIX, structurally subordinated and do not entitle holders to receive specific security interests

The notes are unsecured obligations of ORIX and will be structurally subordinated to debt obligations of our subsidiaries, as well as other obligations of our subsidiaries, such as life insurance. A substantial portion of our outstanding long-term indebtedness consists of debt of our subsidiaries.

A portion of our debt is secured by our assets. See Note 17 to the consolidated financial statements in our report on Form 20-F submitted to the SEC on June 29, 2020. In addition, as is common with most Japanese corporations, our loan agreements relating to short-term and long-term debt with Japanese banks and some insurance companies provide that our assets are subject to pledges as collateral at any time if requested by the lenders. Lenders whose loans constitute a majority of our indebtedness have the right to request that we pledge assets to secure their loans. Although we have not received any requests of this kind from our lenders, there can be no assurance that our lenders will not request us to provide such collateral in the future. Most of these loan agreements, and some other loan agreements, contain rights of the lenders to offset cash deposits held by them against loans to us under specified circumstances.

Whether the provisions in our loan agreements and debt arrangements described above can be enforced will depend upon factual circumstances. However, if they are enforced, the claims of these lenders and banks would have priority over our assets and would rank senior to the claims of holders of the notes.

There is no prior market for the notes, and if a market develops, it may not be liquid

We do not intend to list the notes on any securities exchange or to seek their quotation on any automated dealer quotation system. We cannot assure you that any liquid market for the notes will ever develop or be maintained. The underwriters have advised us that they currently intend to make a market in the notes following the offering. However, the underwriters have no obligation to make a market in the notes, and they may stop at any time. Further, there can be no assurance as to the liquidity of any market that may develop for the notes or the prices at which you will be able to sell your notes, if at all. Future trading prices of the notes will depend on many factors, including:

•	prevailing interest rates;

•	our financial condition and results of operations;

•	the then-current ratings assigned to the notes;

•	the market for similar securities; and

•	declining general economic conditions.

Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes; and

•	level, direction and volatility of market interest rates in general.

We are not restricted in our ability to dispose of our assets by the terms of the notes

The indenture governing the notes contains a negative pledge covenant that prohibits us from pledging assets to secure other bonds or similar debt instruments unless we make a similar pledge to secure the notes offered by this prospectus supplement and the accompanying prospectus. However, we are generally permitted to sell or otherwise dispose of substantially all of our assets to another corporation or other entity under the terms of the notes. If we decide to dispose of a large amount of our assets, you will not be entitled to declare an acceleration of the maturity of the notes, and those assets will no longer be available to support the notes.

The indenture and the notes do not contain any restrictions on our ability to pay dividends, incur indebtedness or issue or repurchase securities and provide holders with limited protection in the event of a change in control

The indenture and the notes do not contain any financial covenants or other restrictions on our ability to pay dividends on our shares of common stock, our ability to incur additional debt, including senior indebtedness (except as set forth in “Description of Notes—Negative Pledge”), or our ability to issue new securities or repurchase our outstanding securities. In addition, the indenture and the notes do not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or change in control of ORIX.

Changes in the ratings of the notes may have an adverse effect on the market price and liquidity of the notes

The notes have received credit ratings from certain credit rating agencies. Such ratings are not recommendations to buy, sell or hold the notes, are limited in scope, and do not address all material risks relating to an investment in the notes, but reflect only the view of each rating agency at the time the rating is issued. There is no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if in each rating agency’s judgment, circumstances so warrant. A downgrade or potential downgrade in these ratings or the assignment of new ratings that are lower than existing ratings could reduce the population of potential investors in the notes and adversely affect the price and liquidity of the notes.

SELECTED FINANCIAL DATA

The tables below set forth selected consolidated financial data as of and for the years ended March 31, 2016, 2017, 2018, 2019 and 2020, which have been derived primarily from our audited consolidated financial statements as of and for such periods, and as of December 31, 2020 and for the nine months ended December 31, 2019 and 2020, which have been derived primarily from our unaudited interim consolidated financial statements as of and for such periods.

	For the fiscal year ended March 31,					For the nine months ended December 31,
	2016	2017	2018	2019	2020	2019	2020
	(In millions of yen)
Income statement data:(1)
Total revenues(2)	¥2,369,202	¥2,678,659	¥2,862,771	¥2,434,864	¥2,280,329	¥1,717,785	¥1,665,694
Total expenses	2,081,461	2,349,435	2,526,576	2,105,426	2,010,648	1,481,063	1,471,991
Operating income	287,741	329,224	336,195	329,438	269,681	236,722	193,703
Equity in net income of affiliates	45,694	26,520	50,103	32,978	67,924	54,226	2,077
Gains on sales of subsidiaries and affiliates and liquidation losses, net	57,867	63,419	49,203	33,314	74,001	58,488	9,436
Bargain purchase gain	0	5,802	0	0	955	1,022	4,365
Income before income taxes	391,302	424,965	435,501	395,730	412,561	350,458	209,581
Net income	270,990	280,926	321,589	327,039	306,724	247,809	145,315
Net income attributable to the noncontrolling interests	10,002	7,255	8,002	2,890	3,640	3,131	3,323
Net income (loss) attributable to the redeemable noncontrolling interests	819	432	452	404	384	359	(23)
Net income attributable to ORIX Corporation shareholders	260,169	273,239	313,135	323,745	302,700	244,319	142,015
Segment data:
Segment profit(3):
Corporate Financial Services and Maintenance Leasing	102,752	96,264	107,340	78,310	62,978	49,797	41,191
Real Estate	57,560	88,129	78,845	93,748	80,182	57,958	15,603
PE Investment and Concession	28,582	52,996	51,108	23,061	44,110	43,656	4,257
Environment and Energy	9,455	12,093	27,016	12,144	11,625	11,585	17,794
Insurance	34,424	52,003	46,338	51,544	44,833	43,577	50,663
Banking and Credit	20,479	24,589	32,084	36,434	39,096	29,441	36,959
Aircraft and Ships	9,672	12,627	20,330	36,422	45,287	33,294	3,116
ORIX USA	74,738	43,268	41,111	50,056	56,690	50,289	27,548
ORIX Europe	35,874	36,180	44,878	35,629	43,778	25,112	25,916
Asia and Australia	30,752	23,261	4,165	7,521	14,673	26,076	8,383

	As of March 31,					As of December 31, 2020
	2016	2017	2018	2019	2020
	(In millions of yen except number of shares)
Balance sheet data:(1)
Investment in direct financing leases(3)(4)(5)	¥1,190,136	¥1,204,024	¥1,194,888	¥1,155,632	¥0	¥0
Net investment in leases(4)(5)	0	0	0	0	1,080,964	1,033,515
Installment loans(5)	2,592,233	2,815,706	2,823,769	3,277,670	3,740,486	3,699,810
Allowance for doubtful receivables on finance leases and probable loan losses(6)	(60,071)	(59,227)	(54,672)	(58,011)	(56,836)	0
Allowance for credit losses(6)	0	0	0	0	0	(80,866)
Investment in operating leases	1,349,199	1,313,164	1,344,926	1,335,959	1,400,001	1,401,071
Investment in securities	2,344,792	2,026,512	1,729,455	1,928,916	2,245,323	2,546,696
Property under facility operations	327,016	398,936	434,786	441,632	562,485	568,976
Others(7)	3,249,613	3,532,780	3,952,830	4,093,119	4,095,105	4,155,289

Total assets	¥10,992,918	¥11,231,895	¥11,425,982	¥12,174,917	¥13,067,528	¥13,324,491

	As of March 31,					As of December 31, 2020
	2016	2017	2018	2019	2020
	(In millions of yen except number of shares)
Short-term debt	¥349,624	¥283,467	¥306,754	¥309,549	¥336,832	¥371,455
Long-term debt(7)	3,936,918	3,854,984	3,826,504	4,186,222	4,279,354	4,336,490
Deposits	1,398,472	1,614,608	1,757,462	1,927,741	2,231,703	2,341,173
Common stock	220,469	220,524	220,961	221,111	221,111	221,111
Additional paid-in capital	257,629	268,138	267,291	257,625	257,638	242,845
ORIX Corporation shareholders’ equity	2,310,431	2,507,698	2,682,424	2,897,074	2,993,608	2,938,261
Number of issued shares	1,324,058,828	1,324,107,328	1,324,495,728	1,324,629,128	1,324,629,128	1,313,954,980
Number of outstanding shares(8)	1,309,514,020	1,302,587,061	1,280,000,872	1,279,961,352	1,254,471,656	1,220,425,166
Segment data:
Segment assets(3):
Corporate Financial Services and Maintenance Leasing	¥1,956,882	¥1,909,287	¥1,850,929	¥1,841,791	¥1,789,693	¥1,690,586
Real Estate	982,099	900,042	849,535	759,466	821,194	834,678
PE Investment and Concession	201,443	233,083	233,308	279,915	322,522	398,970
Environment and Energy	226,079	276,951	370,956	395,606	478,796	479,280
Insurance	1,622,769	1,306,438	1,055,388	1,254,471	1,580,158	1,887,966
Banking and Credit	1,849,362	1,986,765	2,118,869	2,316,738	2,603,736	2,707,265
Aircraft and Ships	242,927	296,850	381,703	646,284	585,304	559,971
ORIX USA	901,829	1,003,224	869,726	1,152,891	1,374,027	1,235,854
ORIX Europe	340,884	317,345	353,828	343,080	317,847	337,172
Asia and Australia	913,676	960,682	1,003,562	996,674	1,010,268	1,017,211

	As of and for the fiscal year ended March 31,					As of and for the nine months ended December 31,
	2016	2017	2018	2019	2020	2019	2020
	(In yen and dollars, except ratios and number of employees)
Key ratios (%, except D/E ratio)(9)
Return on ORIX Corporation shareholders’ equity, or ROE	11.7	11.3	12.1	11.6	10.3	11.0	6.4
Return on assets, or ROA	2.32	2.46	2.76	2.74	2.40	2.60	1.43
ORIX Corporation shareholders’ equity ratio	21.0	22.3	23.5	23.8	22.9	23.4	22.1
Debt-to-equity ratio (excluding deposits), or D/E ratio (excluding deposits)(10)	1.9x	1.7x	1.5x	1.6x	1.5x	1.5x	1.6x
Allowance/investment in direct financing leases and installment loans(4)(6)	1.6	1.5	1.4	1.3	0	0	0
Allowance/net investment in leases and installment loans(4)(6)	0	0	0	0	1.2	1.2	0
Allowance for credit losses/net investment in leases and installment loans(6)	0	0	0	0	0	0	1.7
Per share data and employees:
ORIX Corporation shareholders’ equity per share(11)	¥1,764.34	¥1,925.17	¥2,095.64	¥2,263.41	¥2,386.35	¥2,363.84	¥2,407.57
Basic earnings per share for net income attributable to ORIX Corporation shareholders	198.73	208.88	244.40	252.92	237.38	190.99	114.27
Diluted earnings per share for net income attributable to ORIX Corporation shareholders	198.52	208.68	244.15	252.70	237.17	190.82	114.17
Dividends applicable to fiscal year per share	45.75	52.25	66.00	76.00	76.00	—	—
Dividends applicable to fiscal year per share(12)	$0.40	$0.48	$0.60	$0.69	$0.71	—	—
Number of employees	33,333	34,835	31,890	32,411	31,233	30,628	33,283

(1)

Accounting Standards Update 2014-09 (“Revenue from Contracts with Customers”—ASC 606 (“Revenue from Contracts with Customers”)), Accounting Standards Update 2016-01 (“Recognition and Measurement of Financial Assets and Financial Liabilities”—ASC 825-10 (“Financial Instruments—Overall”)) and Accounting Standards Update 2016-16 (“Intra-Entity Transfers of Assets Other Than Inventory”—ASC 740 (“Income Taxes”)) were adopted on April 1, 2018. In addition, Accounting Standards Update 2016-02 (ASC 842 (“Leases”)) was adopted on April 1, 2019.

(2)	Consumption tax is excluded from the stated amount of total revenues.
(3)

Since April 1, 2020, the operating segments regularly reviewed by the chief operating decision maker to make decisions about resource allocations and assess performance have been changed, resulting in a reorganization of our reportable segments. As a result of this change, segment data for fiscal years ended March 31, 2016, 2017, 2018, 2019 and 2020 and for the nine months ended December 31, 2019 have been retrospectively restated.

(4)

Accounting Standards Update 2016-02 (ASC 842 (“Leases”)) has been adopted since April 1, 2019, and the amounts of investment in direct financing leases have been reclassified to net investment in leases.

(5)

The sum of assets considered 90 days or more past due and loans individually evaluated for impairment amounted to ¥94,327 million, ¥80,347 million, ¥71,974 million, ¥86,046 million and ¥111,430 million as of March 31, 2016, 2017, 2018, 2019 and 2020, respectively. These sums included: (i) investment in direct financing leases considered 90 days or more past due of ¥12,556 million, ¥11,600 million, ¥12,084 million and ¥14,807 million as of March 31, 2016, 2017, 2018 and 2019, respectively, and net investment in leases considered 90 days or more past due of ¥15,346 million as of March 31, 2020, (ii) installment loans (excluding loans individually evaluated for impairment) considered 90 days or more past due of ¥8,178 million, ¥9,722 million, ¥12,748 million, ¥12,412 million and ¥10,264 million as of March 31, 2016, 2017, 2018, 2019 and 2020, respectively, and (iii) installment loans individually evaluated for impairment of ¥73,593 million, ¥59,025 million, ¥47,142 million, ¥58,827 million and ¥85,820 million as of March 31, 2016, 2017, 2018, 2019 and 2020, respectively. The sum of net investment in leases and installment loans considered non-performing amounted to ¥107,094 million as of December 31, 2020. This sum included: (i) net investment in leases considered non-performing of ¥20,746 million as of December 31, 2020 and (ii) installment loans considered non-performing of ¥86,348 million as of December 31, 2020.

(6)

Accounting Standards Update 2016-13 (“Measurement of Credit Losses on Financial Instruments”—ASC 326 (“Financial Instruments—Credit Losses”)) has been adopted since April 1, 2020, and the amounts of allowance for doubtful receivables on finance leases and probable loan losses have been reclassified to allowance for credit losses.

(7)

Prior-year amounts have been adjusted for the retrospective application of Accounting Standards Update 2015-03 (“Simplifying the Presentation of Debt Issuance Costs”—ASC 835-30 (“Interest—Imputation of Interest”)) in fiscal 2017.

(8)

ORIX’s shares held through the Board Incentive Plan Trust, which was established in July 2014 to provide shares at the time of retirement as compensation, are included in the number of treasury stock and excluded from the number of outstanding shares. The trust held 1,696,217 shares, 2,126,076 shares, 1,651,443 shares, 1,823,993 shares and 1,476,828 shares as of March 31, 2016, 2017, 2018, 2019 and 2020, respectively, and 1,796,993 shares and 2,197,628 shares as of December 31, 2019 and 2020, respectively.

(9)

Return on ORIX Corporation shareholders’ equity is the ratio of net income attributable to ORIX Corporation shareholders for the period to average ORIX Corporation shareholders’ equity based on fiscal year beginning and ending balances for the period. Return on assets is the ratio of net income attributable to ORIX Corporation shareholders for the period to average total assets based on fiscal year beginning and ending balances for the period. ROE and ROA for the nine months ended December 31, 2019 and 2020 are annualized figures. ORIX Corporation shareholders’ equity ratio is the ratio as of the period end of ORIX Corporation shareholders’ equity to total assets. Allowance/investment in direct financing leases and installment loans is the ratio as of the period end of the allowance for doubtful receivables on direct financing leases and probable loan losses to the sum of investment in direct financing leases and installment loans. Allowance/net investment in leases and installment loans is the ratio as of the period end of the allowance for doubtful receivables on finance leases and probable loan losses to the sum of net investment in leases and installment loans. Allowance for credit losses/net investment in leases and installment loans is the ratio as of the period end of the allowance for credit losses to the sum of net investment in leases and installment loans.

(10)

Debt-to-equity ratio (excluding deposits) is measured as short-term debt plus long-term debt divided by ORIX Corporation shareholders’ equity. Our debt-to-equity ratio including deposits, which is measured as total interest-bearing debt (short-term debt plus long-term debt including deposits) divided by ORIX Corporation shareholders’ equity, was 2.5x, 2.3x, 2.2x, 2.2x and 2.3x for the fiscal years ended March 31, 2016, 2017, 2018, 2019 and 2020, respectively, and 2.2x and 2.4x for the nine months ended December 31, 2019 and 2020, respectively.

(11)	ORIX Corporation shareholders’ equity per share is the amount derived by dividing ORIX Corporation shareholders’ equity by the number of outstanding shares.
(12)

The U.S. dollar amounts represent translations of the Japanese yen amounts using noon buying rates for Japanese yen per $1.00 in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York in effect on the respective dividend payment dates.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization and indebtedness at December 31, 2020 on an actual basis and an adjusted basis to give effect to the issuance of the notes. You should read this table together with our unaudited interim consolidated financial statements, including the notes thereto, and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2020
	Actual	As adjusted
	(In millions of yen)
Short-term debt:
Total short-term debt (excluding current portion of long-term debt)	¥371,455	¥371,455

Long-term debt:
Total long-term debt (including current portion of long-term debt)	¥4,336,490	¥4,389,810

Equity:
Common stock:
authorized – 2,590,000,000 shares
issued – 1,313,954,980 shares	¥221,111	¥221,111
Additional paid-in capital	242,845	242,845
Retained earnings	2,758,457	2,758,457
Accumulated other comprehensive income (loss)	(131,054)	(131,054)
Treasury stock, at cost – 91,332,186 shares as of December 31, 2020	¥(153,098)	¥(153,098)

ORIX Corporation shareholders’ equity	2,938,261	2,938,261
Noncontrolling interests	¥63,953	¥63,953

Total equity	¥3,002,214	¥3,002,214

Total capitalization and indebtedness	¥13,324,491	¥13,377,811

(1)	As of December 31, 2020, no material portion of our consolidated indebtedness was guaranteed. For the purpose of this note, guaranteed means guarantees provided by third parties.
(2)

We and certain subsidiaries guarantee loans made by banks and other financial institutions to third parties. For a discussion of guarantees by us as of December 31, 2020, see Note 24 to the consolidated financial statements in our interim report on Form 6-K for the three and nine months ended December 31, 2020.

(3)

We and certain of our subsidiaries from time to time issue other senior and subordinated debt securities in a variety of currencies and issuance formats. For example, from after December 31, 2020, and to the date of this prospectus supplement, our subsidiaries have issued approximately ¥1.3 billion total aggregate amount of foreign currency-denominated unsecured debt securities outside Japan.

(4)	The Company’s shares held through the Board Incentive Plan Trust, or 2,197,628 shares as of December 31, 2020, are not included in the number of treasury stock.
(5)

The amount of the notes set forth in the “As adjusted” column is based on the gross proceeds of the notes hereby and has been translated into yen at a rate of ¥106.64 per $1.00, the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York in effect on February 26, 2021, the most recent date for which such exchange rate information was available.

(6)

On November 2, 2020, we announced that our board of directors resolved to repurchase shares of our common stock. The resolution authorized the repurchase of up to the lesser of (i) an aggregate of 50,000,000 shares (approximately 4.0% of the total outstanding shares, excluding treasury shares) and (ii) up to ¥44.2 billion between November 9, 2020 and March 31, 2021. During November 2020, we entered into contracts to repurchase 17,337,400 shares of our common stock for ¥26,653,471,800, and during December 2020, we entered into contracts to repurchase 7,763,000 shares of our common stock for ¥12,265,890,850. In addition, during the period from January 1, 2021 to January 8, 2021, we entered into contracts to repurchase 3,130,100 shares of our common stock for ¥5,280,520,400. The foregoing repurchased shares were cancelled on January 29, 2021.

USE OF PROCEEDS

We estimate that the net proceeds (after deducting underwriting discounts and commissions and estimated offering expenses) from the sale of the notes will be approximately $493,440,450. We intend to use the net proceeds of this offering for general corporate purposes.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the notes set forth in the accompanying prospectus under the heading “Description of Senior Debt Securities.” We urge you to read the information contained in this prospectus supplement and in the accompanying prospectus before deciding whether to invest in the notes. Whenever a defined term is referred to but not defined in this section, the definition of that term is contained in the accompanying prospectus or in the indenture referred to therein.

General

We will offer each series of notes under an indenture between us and The Bank of New York Mellon, as trustee, dated as of July 18, 2017. The indenture is qualified under the Trust Indenture Act of 1939, as amended. The indenture is more fully described in the accompanying prospectus.

Each series of notes will be issued only in fully registered form without coupons in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. The notes will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. The notes will not be redeemable prior to maturity, except as set forth below under “—Optional Tax Redemption,” and will not be subject to any sinking fund.

The notes will be and the indenture is governed by and construed in accordance with the laws of the State of New York.

The indenture and the notes do not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness, including other senior indebtedness (other than as set forth below under “—Negative Pledge”), or the issuance or repurchase of our securities. The indenture and the notes do not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or a change in control of us.

The trustee is located at 240 Greenwich Street, New York, NY 10286, United States of America.

Principal, Maturity and Interest

We expect to issue one or more series of senior fixed rate notes in the initial aggregate principal amount(s) and with the maturity date(s) set forth on the cover page of this prospectus supplement and under “Prospectus Supplement Summary—The Offering.” We will issue the notes in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. Each series of notes will be represented by one or more registered notes in global form without coupons and in certain circumstances may be represented by notes in definitive form.

Interest on the notes of each series will accrue at the rate per annum, and from the date set forth on the cover page of this prospectus supplement and under “Prospectus Supplement Summary—The Offering.” We will pay interest on the notes of each series semiannually in arrears on the dates set forth on the cover page of this prospectus supplement and under “Prospectus Supplement Summary—The Offering” to the persons in whose names the relevant series of notes are registered as of the close of business on the fifteenth day before the due date for payment (whether or not a business day). Interest on the notes will accrue from the date set forth on the cover page of this prospectus supplement and under “Prospectus Supplement Summary—The Offering,” or, if interest has already been paid, from the date it was most recently paid. We will compute interest on the basis of a 360-day year consisting of twelve 30-day months.

If any payment is due on the notes on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the notes or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

Business day means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking or trust institutions in New York City or in Tokyo are authorized generally or obligated by law, regulation or executive order to be closed.

Additional Amounts

We will make payments of principal and interest on the notes without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges imposed or levied by or on behalf of Japan or any political subdivision or any authority thereof or therein having power to tax, unless otherwise required by law. If we are required by Japanese law to make any such withholding or deduction, we will pay such additional amounts as will result in the receipt by the holder of such amount as would have been received by it had no such deduction or withholding been required. However, no additional amounts will be payable with respect to any note under any of the following circumstances:

•

the holder or beneficial owner of the note is an individual non-resident of Japan or non-Japanese corporation and is liable for such Japanese taxes in respect of such note by reason of its (a) having some connection with Japan other than the mere holding of the note or (b) being a person having a special relationship with ORIX for Japanese tax purposes as described in Article 6, paragraph (4) of the Act on Special Measures Concerning Taxation;

•

the holder or beneficial owner of the note is for Japanese tax purposes treated as an individual resident of Japan or a Japanese corporation (except for (A) a Japanese bank, Japanese insurance company, Japanese securities company or other Japanese financial institution falling under certain categories prescribed by the Cabinet Order or a Japanese financial institution designated in Article 3-2-2, Paragraph (29) of the Cabinet Order, that complies with the requirement under Article 6, paragraph (9) of the Act on Special Measures Concerning Taxation, among others, (i) to provide certain information prescribed by the Act on Special Measures Concerning Taxation and the relevant cabinet order and regulations thereunder to enable a Participant (as defined below) to establish that such holder or beneficial owner is exempt from the requirement for Japanese tax to be withheld or deducted or the interest recipient information designated in Article 6, paragraph (8) of the Act on Special Measures Concerning Taxation (the “Interest Recipient Information”), or (ii) to submit a Written Application for Tax Exemption (as defined below) and (B) an individual resident of Japan or a Japanese corporation that duly notifies (directly or through the relevant Participant or otherwise) the relevant paying agent of its status as not being subject to withholding or deduction by us by reason of receipt by such individual resident of Japan or Japanese corporation of interest on the notes through a payment handling agent in Japan appointed by ORIX);

•

the tax, duty, assessment or other governmental charge is imposed or withheld because the holder or beneficial owner failed, upon our reasonable request, to make a declaration or satisfy any information requirements that the statutes, treaties, regulations or administrative practices of Japan require as a precondition to exemption from all or part of such tax or governmental charge;

•

the holder or beneficial owner of the note would otherwise be exempt from any such withholding or deduction but for failure to comply with any applicable requirement to provide Interest Recipient Information or to submit a Written Application for Tax Exemption to the relevant paying agent, or whose Interest Recipient Information is not duly communicated through the relevant Participant and the relevant international clearing organization to such paying agent;

•	the note is presented for payment (where presentation is required) more than 30 days after the day on which such payment on the note became due or after the full payment was provided for, whichever occurs later, except to the extent the holder thereof would have been entitled to additional amounts on presenting the same for payment on the last day of such period of 30 days;

•

the withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its note (where presentation is required) to another paying agent maintained by us;

•

the holder is a fiduciary or partnership or is not the sole beneficial owner of the payment of the principal of, or any interest on, any note, and Japanese law requires the payment to be included for tax purposes in the income of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner, in each case, who would not have been entitled to such additional amounts had it been the holder of such note; or

•	any combination of the above.

No additional amounts will be payable for or on account of any deduction or withholding imposed pursuant to Sections 1471-1474 of the U.S. Internal Revenue Code and the U.S. Treasury regulations thereunder, or FATCA, any intergovernmental agreement entered into with respect to FATCA, any law, regulation or other official guidance enacted or published in any jurisdiction implementing, or relating to, FATCA or an intergovernmental agreement with respect to FATCA, or any agreement with the U.S. Internal Revenue Service regarding FATCA.

If a beneficial owner that receives interest on the notes is an individual non-resident of Japan or a non-Japanese corporation with no permanent establishment within Japan or with a permanent establishment within Japan but where the receipt of the interest under the notes is not attributable to the business carried on within Japan by the recipient through such permanent establishment, no Japanese income tax or corporate tax is payable with respect to such interest whether by way of withholding or otherwise, provided that such beneficial owner complies with certain requirements, including among others:

•

if the relevant notes are held through certain participants (each, a “Participant”) in an international clearing organization such as Euroclear, Clearstream, DTC or certain financial intermediaries prescribed by the Act on Special Measures Concerning Taxation and the relevant cabinet order thereunder (together with the ministerial ordinance and other regulations thereunder, the “Law”), the requirement to provide certain information prescribed by the Law to enable the Participant to establish that the beneficial owner is exempt from the requirement for Japanese income tax to be withheld or deducted; and

•

if the relevant notes are not held through a Participant, the requirement to submit to the relevant paying agent a claim for exemption from withholding tax (Hikazei Tekiyo Shinkokusho), or a Written Application for Tax Exemption, together with certain documentary evidence.

For more details regarding Japanese withholding tax, see “Tax Considerations—Japanese Tax Considerations.”

We will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Japanese taxing authority in accordance with applicable law. We will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any tax, duty, assessment or other governmental charge so remitted to the Japanese taxing authority imposing such tax, duty, assessment or other governmental charge and will provide such certified copies to each holder. We will attach to each certified copy a certificate stating (x) that the amount of withholding tax, duty, assessment or other governmental charge evidenced by the certified copy was paid in connection with payments in respect of the principal amount of notes then outstanding and (y) the amount of such withholding tax, duty, assessment or other governmental charge paid per US$1,000 principal amount of the notes. Copies of such documentation will be available for inspection during ordinary business hours at the corporate trust office of the trustee by the holders of the notes upon request and will be made available at the office of the paying agent.

The obligation to pay additional amounts with respect to any taxes, duties, assessments and other governmental charges shall not apply to (A) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, duty, assessment, fee or other governmental charge or (B) any tax, duty, assessment, fee or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal or interest on the notes; provided that, we will pay all stamp, court or documentary taxes or any excise or property taxes, charges or similar levies and duties, if any, which may be imposed by Japan, the United States or any political subdivision or any taxing authority thereof or therein, with respect to the indenture or as a consequence of the initial issuance, execution, delivery or registration of the notes.

References to principal or interest in respect of the notes shall be deemed to include any additional amounts due which may be payable with respect thereto as set forth in the notes and the indenture.

Optional Tax Redemption

We have the option to redeem any series of notes prior to maturity if, as a result of any change in, or amendment to, the laws or regulations of Japan or any political subdivision or any authority thereof or therein having power to tax, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective, or which change in application or interpretation is announced, on or after the issue date of the relevant series of notes, we would be required to pay additional amounts with respect to such series of notes as described under “—Additional Amounts,” in which case we may redeem the relevant series of notes in whole, but not in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the notes, and no such notice of redemption may be given earlier than 90 days prior to the earliest date on which we would be required to pay additional amounts if a payment in respect of the notes were then due. Prior to giving any such notice of redemption, we will deliver to the trustee (i) an officer’s certificate stating that the conditions precedent to our right to redeem the notes have been fulfilled and (ii) an opinion of counsel, who shall be independent legal counsel to us reasonably satisfactory to the trustee, confirming that we have been or will be required to pay additional amounts as a result of such change or amendment. The trustee shall be entitled to accept such officer’s certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the holders of the notes.

Negative Pledge

So long as any of the notes of any series remain outstanding we may not create or permit to subsist any pledge, lien or other charge upon the whole or any part of ORIX’s undertaking, assets or revenues present or future to secure, for the benefit of the holders thereof, any External Indebtedness, as defined below, without according or procuring to be accorded to our debt obligations under such series of notes and the indenture the same security as is granted to such External Indebtedness or such other security or guarantee as shall be approved by holders representing more than 50% of the outstanding principal amount of the series of debt securities of which the notes are a part.

“External Indebtedness” means any indebtedness of ORIX or its consolidated subsidiaries with a stated maturity of more than one year from the creation thereof, which is represented by bonds, debentures, notes or any other similar debt securities which are quoted, listed or ordinarily dealt in, or are intended to be quoted, listed or ordinarily dealt in, on a stock exchange or on any over-the-counter or any other similar securities market outside Japan and which are by their terms repayable or confer a right to receive repayment in any currency other than yen or are denominated in yen if a majority of the aggregate nominal amount thereof is initially distributed outside Japan by or with our authorization (or guarantees, indemnities or other like obligations, in each case granted or undertaken for the benefit of the holders of such securities to secure the payment of such indebtedness, in respect of such indebtedness).

Events of Default and Remedies

Holders of the notes will have special rights if an event of default occurs. You should read the information under the headings “Description of Senior Debt Securities—Events of Default under the Indenture” and “Description of Senior Debt Securities—Acceleration of Senior Debt Securities upon an Event of Default” in the accompanying prospectus.

Further Issuances

We reserve the right, from time to time, without the consent of the holders of the notes of a particular series, to issue additional notes on terms and conditions identical to those of the original notes of such series (other than the issue date, the date upon which interest first accrues and, in some cases, the first interest payment date), which additional notes may increase the aggregate principal amount of, and may be consolidated and form a single series with, the relevant series of outstanding notes; provided that any additional notes that are so consolidated must be fungible with the outstanding notes of the relevant series for U.S. federal income tax purposes. We may also issue other securities under the indenture as part of a separate series that have different terms from the notes.

Methods of Receiving Payments

The principal of, and interest and additional amounts on, the notes of each series represented by the global notes will be payable in U.S. dollars. We will cause the paying agent to pay such amounts, on the dates payment is to be made, directly to DTC.

Paying Agent and Registrar

The Bank of New York Mellon, located at 240 Greenwich Street, New York, NY 10286, United States of America will initially act as paying agent and registrar for each series of notes. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder of notes issued in definitive form may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

We will treat the registered holder of a note as the owner of that note for all purposes, except as described under “—Methods of Receiving Payments.” See “—Book-Entry, Delivery and Form.”

Book Entry, Delivery and Form

Each series of notes will be represented by one or more global notes. The global notes will be deposited upon issuance with Cede & Co., as nominee for DTC, and registered in the name of DTC or its nominee, in each case for credit to the accounts of direct or indirect participants, including Clearstream and Euroclear.

Except as otherwise described in this prospectus supplement, the global notes may be transferred, in whole and not in part, only to DTC, a nominee of DTC or to a successor of DTC or its nominee. You may not exchange your beneficial interests in the global notes for notes in certificated form except in limited circumstances. In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Clearstream and Euroclear), which may change from time to time.

It is expected that delivery of the notes will be made against payment for the notes on or about March 9, 2021.

Clearance and Settlement

The notes have been accepted for clearance through DTC, Euroclear and Clearstream.

TAX CONSIDERATIONS

Japanese Tax Considerations

The information in this section entitled “Japanese Tax Considerations” is a general description of certain Japanese tax aspects of the notes provided for the convenience only of investors, and does not purport to be a comprehensive description of the tax aspects of the notes. Prospective purchasers of the notes are advised to consult their own legal, tax, accountancy or other professional advisors in order to ascertain their particular circumstances regarding taxation. The statements below are general in nature and not exhaustive. Further, the statements below are based on current tax laws and regulations in Japan as in effect on the date hereof and which are subject to change or differing interpretations (possibly with retroactive effect). Neither such statements nor any other statements in this prospectus supplement or the accompanying prospectus are to be regarded as advice on the tax position of any beneficial owner of the notes, or a beneficial owner, or any person purchasing, selling or otherwise dealing in the notes or any tax implication arising from the purchases, sale or other dealings in respect of the notes. Prospective purchasers of the notes should consult their own professional tax advisors about their tax position and any tax implications with respect to the notes.

Representation of Gross Recipient Status upon Initial Distribution

By subscribing for the notes, an investor will be deemed to have represented that it is a “Gross Recipient.” A “Gross Recipient” for this purpose is (i) a beneficial owner that is, for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with the issuer of the notes as described in Article 6, paragraph (4) of the Act on Special Measures Concerning Taxation, (ii) a Japanese financial institution, designated in Article 3-2-2, paragraph (29) of the Cabinet Order that will hold notes for its own proprietary account or (iii) an individual resident of Japan or a Japanese corporation whose receipt of interest on the notes will be made through a payment handling agent in Japan as defined in Article 2-2, paragraph (2) of the Cabinet Order. As part of the initial distribution by the underwriters at any time, the notes are not to be directly or indirectly offered or sold to, or for the benefit of, any person other than a Gross Recipient or to others for re-offering or re-sale, directly or indirectly, to, or for the benefit of, any person other than a Gross Recipient.

Interest Payments and Issue Differential

The following description of Japanese taxation (limited to national taxes) applies exclusively to interest on the notes and the difference, if any, between the issue price of the notes and the amount that the beneficial owner receives upon redemption of the notes, or the Issue Differential, with respect to the notes that are issued by ORIX outside Japan and interest is payable outside Japan. It is not intended to be exhaustive and prospective purchasers are advised to consult their tax advisors as to their exact tax position.

If a beneficial owner that receives interest on the notes is an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment within Japan or having a permanent establishment within Japan but the receipt of the interest on the notes is not attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, no Japanese income tax or corporate tax is payable with respect to such interest whether by way of withholding or otherwise, provided that such beneficial owner complies with certain requirements including, among others:

•

if the relevant notes are held through a Participant, the requirement to provide, at the time of entrusting a Participant with the custody of the relevant notes, the Interest Recipient Information and to advise the Participant if such individual non-resident of Japan or non-Japanese corporation ceases to be so exempt (including the case where it became a specially-related person of ORIX (as defined below)); and

•	if the relevant notes are not held through a Participant, the requirement to submit to the relevant paying agent a Written Application for Tax Exemption together with certain documentary evidence.

Failure to comply with such requirements described above will result in the withholding by ORIX of income tax at the rate of 15.315% of the amount of such interest, unless a lower rate or exemption is applicable under a relevant tax treaty between Japan and the beneficial owner’s country of residence.

If a beneficial owner that receives interest on the notes is an individual non-resident of Japan or a non-Japanese corporation having a permanent establishment within Japan and the receipt of interest is attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, such interest will not be subject to a 15.315% withholding tax by ORIX, if the beneficial owner provides the Interest Recipient Information or submits the Written Application for Tax Exemption as set out above. Failure to comply with such requirement will result in the withholding by ORIX of income tax at the rate of 15.315% of the amount of such interest. The amount of such interest will be aggregated with the beneficial owner’s other Japan source income and will be subject to regular income tax or corporate tax, as appropriate.

If a beneficial owner that receives interest on the notes is an individual non-resident of Japan or non-Japanese corporation who has a special relationship with ORIX (that is, in general terms, a person who, either, directly or indirectly controls or is directly or indirectly controlled by, or is under direct or indirect common control with, ORIX) within the meaning prescribed by the Cabinet Order (such person is referred to as a “specially-related person of ORIX”) as of the beginning of the fiscal year of ORIX in which the relevant interest payment date falls, the exemption from Japanese withholding tax on interest mentioned above will not apply, and income tax at the rate of 15.315% of the amount of such interest will be withheld. If such individual non-resident of Japan or non-Japanese corporation has a permanent establishment within Japan, regular income tax or corporate tax, as appropriate, collected otherwise than by way of withholding, will apply to such interest under Japanese tax law.

If an individual non-resident of Japan or non-Japanese corporation (regardless of whether it is a specially-related person of ORIX) is subject to Japanese withholding tax with respect to interest on the note, under Japanese tax law, a reduced rate of withholding tax or exemption from such withholding tax may be available under a relevant income tax treaty between Japan and the country of tax residence of such individual non-resident of Japan or non-Japanese corporation. Japan has income tax treaties, conventions or agreements whereby the above-mentioned withholding tax rate is reduced, generally to 10%, or fully exempted, with, among others, Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Italy, Luxembourg, the Netherlands, Norway, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States. Under the income tax treaty between Japan and Belgium, interest arising in either country shall be taxable only in the other country if it is paid by an enterprise and beneficially owned by an enterprise of that other country. Under the income tax treaty between Japan and the United States, interest beneficially owned by a U.S. resident is generally exempt from Japanese taxation. Under the income tax treaty with the United Kingdom, similar exemptions to that provided in the treaty between Japan and the United States will be available. In order to avail themselves of such reduced rate or exemption, individual non-residents of Japan or non-Japanese corporations that are entitled, under any applicable income tax treaty, to a reduced rate of, or exemption from, Japanese withholding tax on payment of interest by ORIX are required to submit an application form for income tax convention regarding relief from Japanese income tax on interest (as well as any other required forms of documents) in advance of the interest payment through ORIX to the relevant tax authority.

Japanese tax law requires a beneficial owner that is an individual non-resident of Japan or a non-Japanese corporation and that becomes a specially-related person of ORIX to notify the Participant through which it holds the notes of such change in status prior to the next interest payment date. As described above, as the status of such individual non-resident of Japan or non-Japanese corporation as a specially-related person of ORIX for Japanese withholding tax purposes is determined based on the status as of the beginning of the fiscal year of the issuer of the notes in which the relevant interest payment date falls, such individual non-resident of Japan or non-Japanese corporation should, by such notification, identify and advise the Participant of the specific interest payment date on which Japanese withholding tax starts to apply with respect to such individual non-resident of Japan or non-Japanese corporation as being a specially-related person of ORIX.

If a beneficial owner that receives any Issue Differential with respect to notes is an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment within Japan or having a permanent establishment within Japan but the receipt of such Issue Differential is not attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, no income tax or corporate tax is payable with respect to such Issue Differential.

If the recipient of the Issue Differential is an individual non-resident of Japan or a non-Japanese corporation having a permanent establishment within Japan and the receipt of such Issue Differential is attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, such Issue Differential will not be subject to any withholding tax but will be aggregated with the beneficial owner’s other Japan source income which is subject to Japanese taxation and subject to regular income tax or corporate tax, as appropriate.

If the recipient of the Issue Differential is an individual non-resident of Japan or non-Japanese corporation who is a specially-related person of ORIX as of the beginning of the fiscal year of ORIX in which such individual non-resident of Japan or non-Japanese corporation acquired such notes, the Issue Differential will not be subject to withholding tax but will be subject to regular income tax or corporate tax, as appropriate, under Japanese tax law, regardless of whether such individual non-resident of Japan or non-Japanese corporation has a permanent establishment within Japan; provided that exemption may be available under the relevant income tax treaty.

If a Japanese financial institution designated in Article 3-2-2, Paragraph (29) of the Cabinet Order (Cabinet Order No. 43 of 1957, as amended), or a Designated Financial Institution, complies with the requirement for tax exemption under Article 6, Paragraph (9) of the Act on Special Measures Concerning Taxation, among others, to provide the Interest Recipient Information or to submit the Written Application for Tax Exemption, no income tax will be imposed, either by way of withholding or otherwise, but the recipient will be subject to regular corporate tax with respect to such interest.

If an individual resident of Japan or a Japanese corporation (other than a Designated Financial Institution that complies with the requirement referred to in the paragraph above, a Specified Financial Institution (as defined below) or a Public Corporation (as defined below) that complies with the requirement referred to in the next paragraph) receives payments of interest on the notes through certain Japanese payment handling agents, or each a Japanese Payment Handling Agent, income tax at the rate of 15.315% of the amount of such interest will be withheld by the Japanese Payment Handling Agent rather than ORIX. As we are not in a position to know in advance the beneficial owner’s status, any beneficial owner of interest falling within this category should inform us through a paying agent of its status in a timely manner. Failure to so inform may result in double withholding. Any individual beneficial owner being a resident of Japan who receives interest through a Japanese Payment Handling Agent will be taxed in Japan on such interest separately from his/her other income and only by way of withholding of the foregoing withholding tax, as far as the national level income taxes are concerned. In the case of beneficial owners who are individual residents of Japan (other than those referred to in the immediately preceding sentence) or Japanese corporations (referred to in the beginning of this paragraph), the amount of interest received by any such beneficial owner will be included in such beneficial owner’s other taxable income and be subject to regular income tax or corporate tax, as appropriate.

If a Japanese public corporation designated by the relevant law, or a Public Corporation, or a financial instruments business operator or other Japanese financial institution described in Article 3-3, paragraph (6) of the Act on Special Measures Concerning Taxation, each a Specified Financial Institution, keeps its notes deposited with, and receives the interest through, a Japanese Payment Handling Agent with custody of the notes, or the Japanese Custodian, and such beneficial owner submits through such Japanese Custodian to the competent tax authority the report prescribed by the Law, no income tax is imposed, by way of withholding or otherwise, on all the interest payable on the notes, but if the beneficial owner is a Specified Financial Institution, the beneficial owner will be subject to regular corporate tax with respect to such interest. However, since ORIX is not in a position to know in advance the beneficial owner’s withholding tax exemption status, the beneficial owner of interest falling within this category should inform ORIX through a paying agent of its status in a timely manner. Failure to so notify ORIX may result in the withholding by ORIX of a 15.315% income tax. Any amount of interest received by such Public Corporation or Specified Financial Institution in excess of the non-taxable portion described above is subject to a 15.315% income tax to be withheld by the Japanese Custodian.

If a beneficial owner that is an individual resident of Japan or a Japanese corporation (except for a Designated Financial Institution which complies with the requirements described above) receives interest on the notes other than through a Japanese Payment Handling Agent, income tax at the rate of 15.315% will be withheld by ORIX.

If the recipient of the Issue Differential with respect to the notes is an individual resident of Japan or a Japanese corporation, such Issue Differential will not be subject to any withholding tax but, except where the recipient is a Public Corporation, will be included in the recipient’s other taxable income and be subject to regular income tax or corporate tax, as appropriate.

Capital Gains, Stamp Tax and Other Similar Taxes, Inheritance and Gift Taxes

Gains derived from the sale of notes outside Japan by an individual non-resident of Japan or non-Japanese corporation having no permanent establishment in Japan are generally not subject to Japanese income or corporate taxes.

No stamp, issue, registration or similar taxes or duties will, under current Japanese law, be payable in Japan by beneficial owners in connection with the issue of the notes, nor will such taxes be payable by beneficial owners in connection with their transfer if such transfer takes place outside Japan.

Japanese inheritance and gift taxes at progressive rates may be payable by an individual, wherever resident, who has acquired notes from another individual as legatee, heir or donee.

United States Tax Considerations

The following is a discussion of material U.S. federal income tax consequences of ownership and disposition of notes by the U.S. Holders described below, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire notes. This discussion applies only to U.S. Holders who hold notes as capital assets for U.S. federal income tax purposes and who acquired the notes pursuant to this offering at the “issue price,” which will be the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including any special tax accounting rules set forth in Section 451 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any alternative minimum or Medicare contribution tax consequences. In addition, this discussion does not describe all of the tax consequences to beneficial owners subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain electing traders in securities that use a market to market method of tax accounting;

•	persons holding notes as part of a straddle or integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax exempt organizations, including “individual retirement accounts” or “Roth IRAs”; or

•	persons holding the notes in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning notes and their partners should consult their tax advisors with regard to the particular U.S. federal income tax consequences of owning and disposing of the notes.

This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed U.S. Treasury regulations and the U.S.-Japan income tax treaty (the “Treaty”), all as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

A “U.S. Holder” is a person who, for U.S. federal income tax purposes, is a beneficial owner of a note and is: (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of interest

It is expected, and the following discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Interest paid on a note (including any amounts withheld in respect of Japanese taxes and any additional amounts paid with respect thereto) will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. See “Japanese Tax Considerations” for a discussion of the requirements for obtaining an exemption from Japanese withholding tax. Interest income earned by a U.S. Holder with respect to a note will constitute foreign-source income that will be either “passive category income” or, in the case of certain U.S. Holders, “general category income” for U.S. federal income tax purposes, which may be relevant in calculating the U.S. Holder’s foreign tax credit limitation. Any Japanese withholding tax on interest payments will not be creditable against a U.S. Holder’s U.S. federal income tax liability to the extent that the withholding tax results from the failure to provide the Interest Recipient Information or Written Application for Tax Exemption information described in “Japanese Tax Considerations—Interest Payments and Issue Differential,” or to the extent the tax can be reduced under the Treaty (which generally provides for a complete exemption from Japanese taxes on interest payments to U.S. Holders entitled to Treaty benefits). The rules governing foreign tax credits are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Sale, exchange or other disposition of the notes

Upon the sale, exchange or other disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or disposition and the U.S.

Holder’s tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest will be taxed as interest as described under “—Payments of interest” above. A U.S. Holder’s tax basis in a note will generally be its cost for that note.

Gain or loss realized on the sale, exchange or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or disposition the note has been held for more than one year. Long-term capital gains of individual U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Gain or loss generally will be U.S.-source for purposes of computing a U.S. Holder’s foreign tax credit limitation.

Information reporting and backup withholding

Payments of interest and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless the U.S. Holder is an exempt recipient or, in the case of backup withholding, provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the U.S. Internal Revenue Service.

UNDERWRITING

We plan to offer the notes through the underwriters. J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed, severally, and not jointly, to purchase from us, the principal amount of notes listed opposite their names below. J.P. Morgan Securities LLC’s address is 383 Madison Avenue, New York, NY 10179, Goldman Sachs & Co. LLC’s address is 200 West Street, New York, NY 10282, BofA Securities, Inc.’s address is One Bryant Park, New York, NY 10036 and Morgan Stanley & Co. LLC’s address is 1585 Broadway, New York, NY 10036.

Underwriter	Principal Amount
J.P. Morgan Securities LLC	$169,500,000
Goldman Sachs & Co. LLC	125,000,000
BofA Securities, Inc.	100,000,000
Morgan Stanley & Co. LLC	75,000,000
Citigroup Global Markets Inc.	4,000,000
Crédit Agricole Corporate and Investment Bank	4,000,000
BNP Paribas	3,500,000
Daiwa Capital Markets America Inc.	3,500,000
Mizuho Securities USA LLC	3,500,000
Nomura Securities International, Inc.	3,500,000
SMBC Nikko Securities America, Inc.	3,500,000
Australia and New Zealand Banking Group Limited	2,500,000
Deutsche Bank Securities Inc.	2,500,000

Total	$500,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the purchase agreement if any of the notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

Expenses of the Offering

The expenses of the offering, not including the underwriting discounts and commissions, are estimated to be $2.4 million in total and are payable by us. These expenses include the following:

•	a U.S. Securities and Exchange Commission registration fee of $54,550;

•	estimated printing expenses of $50,000;

•	estimated legal fees and expenses of $970,000;

•	estimated accounting fees and expenses of $210,000;

•	estimated rating agency fees of $1,010,000;

•	estimated trustee and paying agent fees and expenses of $30,000; and

•	estimated miscellaneous fees and expenses of $30,000.

No Sales of Similar Securities

We have agreed, with certain exceptions, not to publicly sell or transfer certain of ORIX’s debt securities for 30 days from the date of delivery of the notes without first obtaining the written consent of the representatives of the underwriters. Specifically, we have agreed not to, directly or indirectly, (i) issue, sell, offer or contract to sell, (ii) grant any option for the sale of, or (iii) otherwise transfer or dispose of any U.S. dollar-denominated debt securities of ORIX with a maturity of greater than one year in a SEC-registered or other public offering, or which are listed on a securities exchange.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Settlement

We expect that delivery of the notes will be made to investors on or about March 9, 2021, which will be the fifth New York business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder may be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Selling Restrictions

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act and are subject to the Act on Special Measures Concerning Taxation. Each of the underwriters has represented and agreed that (i) it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell, notes in Japan or to any person resident in Japan for Japanese securities law purposes (including any corporation or other entity organized under the laws of Japan), except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and government guidelines of Japan; and (ii) it has not, directly or indirectly, offered or sold and will not, as part of its distribution by the underwriters pursuant to the purchase agreement dated the date hereof at any time, directly or indirectly offer or sell notes to, or for the benefit of, any person other than a beneficial owner that is (a) for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with us as described in Article 6, Paragraph 4 of the Act on Special Measures Concerning Taxation, (b) a Japanese financial institution, designated in Article 3-2-2, paragraph (29) of the Cabinet Order that will hold notes for its own proprietary account or (c) an individual resident of Japan or a Japanese corporation whose receipt of interest on the notes will be made through a payment handling agent in Japan as defined in Article 2-2, paragraph (2) of the Cabinet Order.

Prohibition of Sales to EEA Retail Investors

The notes which are the subject of the offering contemplated by this document, as supplemented by any applicable supplement or pricing term sheet in relation thereto, may not be offered, sold or otherwise made available and will not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(1)	the expression “retail investor” means a person who is one (or more) of the following:

(a)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(b)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(c)	not a qualified investor as defined in the Prospectus Regulation; and

(2)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

United Kingdom

The notes which are the subject of the offering contemplated by this document, as supplemented by any applicable supplement or pricing term sheet in relation thereto, may not be offered, sold or otherwise made available and will not be offered, sold or otherwise made available to any retail investor in the U.K. For the purposes of this provision:

(1)	the expression “retail investor” means a person who is one (or more) of the following:

(a)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(b)

a customer within the meaning of the provisions of the FSMA and any rules and regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(c)	not a qualified investor as defined in Article 2 of the U.K. Prospectus Regulation; and

(2)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Hong Kong

This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or in the underwriters’ possession for the purposes of this offering or will be issued or in the underwriters’ possession for the purposes of this offering in Hong Kong or elsewhere other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Singapore

This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities based derivatives contracts (each term as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Switzerland

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted, in accordance with applicable laws, to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, that is, if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of notes to stabilize the price or to reduce a short position could cause the price of the notes to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Stamp Taxes and Other Charges

Purchasers of the notes offered by this prospectus supplement and the accompanying prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offer price on the cover of this prospectus supplement.

Other Relationships

One or more of the underwriters may not be U.S.-registered broker dealers. All sales of securities in the United States will be made by or through U.S.-registered broker-dealers, which may include affiliates of one or more of the underwriters.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the notes and certain U.S. legal matters will be passed upon for us by Davis Polk & Wardwell LLP, our United States counsel. Certain Japanese legal matters will be passed upon for us by Mitsui Company, our Japanese counsel. Simpson Thacher & Bartlett LLP, United States counsel to the underwriters, will pass upon certain U.S. legal matters for them.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference our annual report on Form 20-F for the fiscal year ended March 31, 2020, filed on June 29, 2020 (File Number 001-14856). This prospectus supplement also incorporates by reference our current report on Form 6-K, dated February 12, 2021, which includes an English translation of our unaudited interim consolidated financial results for the three- and nine- month periods ended December 31, 2020.

All subsequent reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus supplement. In addition, any Form 6-K subsequently submitted to the SEC specifying that it is being incorporated by reference into this prospectus supplement shall be deemed to be incorporated by reference. Documents incorporated by reference shall become a part of this prospectus supplement on the respective dates the documents are filed or furnished with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, a copy of any document that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement. You may request a copy of these documents by writing or telephoning us at:

ORIX Corporation

World Trade Center Building

2-4-1 Hamamatsu-cho, Minato-ku

Tokyo 105-6135, Japan

+81-3-3435-3116

Except as described above, no other information is incorporated by reference in this prospectus supplement, including, without limitation, information on our internet site at http://www.orix.co.jp.

ORIX CORPORATION

SENIOR DEBT SECURITIES

By this prospectus, ORIX Corporation, or ORIX, may offer and sell senior debt securities from time to time in one or more offerings.

This prospectus provides you with a general description of the senior debt securities ORIX may offer and the manner in which they will be offered and sold.

Each time securities are sold using this prospectus, ORIX will provide a supplement to this prospectus that contains specific terms of the securities and describes the specific manner in which the securities will be offered and sold. The supplement may also add, update or change information contained in this prospectus. Before you invest in any of these securities, you should carefully read this prospectus and any applicable supplement, including documents incorporated by reference herein or therein.

The securities will be offered through underwriters, dealers or agents or directly to investors. The supplements to this prospectus will provide the specific terms of the plan of distribution.

The applicable prospectus supplement will contain information, where applicable, as to any listing on any securities exchange of the securities covered by the prospectus supplement.

Investing in the securities involves risk. See “Item 3. Key Information—Risk Factors” in ORIX’s most recent annual report on Form 20-F filed with the U.S. Securities and Exchange Commission and any additional risk factors included in the applicable prospectus supplement under the heading “Risk Factors.”

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 7, 2020.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities which we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities and the offering. The prospectus supplement may also add, update or change information contained in this prospectus. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or conflicts with, the information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus that we authorize to be delivered to you together with additional information described under the heading “Where You Can Find More Information” beginning on page 21 of this prospectus before purchasing any of our securities.

We have not authorized any other person to provide you with any information other than that contained or incorporated by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We are not responsible for, and can provide no assurance as to the accuracy of, any other information that any other person may give you. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or in any applicable prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you, including any information incorporated by reference herein or therein, is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Unless the context otherwise requires, references in this prospectus and any supplement to this prospectus to “ORIX” refer to ORIX Corporation, and to “we,” “us,” “our” and similar terms refer to ORIX Corporation and its subsidiaries, taken as a whole. We use the word “you” to refer to prospective investors in the securities.

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Unless otherwise stated or the context otherwise requires, all amounts in such financial statements are expressed in Japanese yen.

In this prospectus and any prospectus supplement, when we refer to “dollars,” “US$” and “$,” we mean U.S. dollars, and, when we refer to “yen” and “¥,” we mean Japanese yen. This prospectus contains a translation of certain Japanese yen amounts into U.S. dollars solely for your convenience.

Certain monetary amounts, ratios and percentage data included in this prospectus have been subject to rounding adjustments for the convenience of the reader. Accordingly, figures shown as totals in certain tables may not be equal to the arithmetic sums of the figures which precede them.

Our head office is located at World Trade Center Building, 2-4-1 Hamamatsu-cho, Minato-ku, Tokyo 105-6135, Japan and the telephone number is +81-3-3435-3116.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Words such as “believe,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate” and similar expressions, among others, identify forward-looking statements. Forward-looking statements, which include statements contained in “Item 3. Key Information—Risk Factors,” “Item 5. Operating and Financial Review and Prospects” and “Item 11. Quantitative and Qualitative Disclosure about Market Risk” of our most recent annual report on Form 20-F, are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those set forth in such statements.

We have identified some of the risks inherent in forward-looking statements in “Item 3. Key Information—Risk Factors” of our most recent annual report on Form 20-F. Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus, and you should not consider the factors discussed here or in “Item 3. Key Information—Risk Factors” of our most recent annual report on Form 20-F to be a complete set of all potential risks or uncertainties.

The forward-looking statements included or incorporated by reference in this prospectus are made only as of the dates on which such statements were made. We expressly disclaim any obligation or undertaking to release any update or revision to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

ORIX CORPORATION

ORIX Corporation is a joint stock corporation (kabushiki kaisha) formed under Japanese law. We were founded as a Japanese corporation in 1964 in Osaka, Japan as Orient Leasing Co., Ltd., a specialist in equipment leasing. We have grown over the succeeding decades to become one of Japan’s leading financial services companies, providing a broad range of commercial and consumer finance products and services to Japanese and overseas customers.

For further information, see “Item 4. Information on the Company” of our most recent annual report on Form 20-F.

OFFERING INFORMATION

We may sell an indeterminate amount of senior debt securities from time to time through negotiated transactions with underwriters or with other persons, through a combination of such methods of sale or otherwise, including private sales. See “Plan of Distribution.” We may sell senior debt securities at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by agreement between us and underwriters, brokers, dealers or agents, or purchasers.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated capitalization and indebtedness at March 31, 2020. You should read this table together with our consolidated financial statements, including the notes thereto, and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus.

As of March 31, 2020
(In millions of yen)
Indebtedness:
Total short-term debt (excluding current portion of long-term debt)	¥336,832
Total long-term debt	4,279,354

Total indebtedness	4,616,186

Equity:
Common stock: authorized – 2,590,000,000 shares issued – 1,324,629,128 shares	221,111
Additional paid-in capital	257,638
Retained earnings	2,754,461
Accumulated other comprehensive income (loss)	(118,532)
Treasury stock, at cost – 70,157,472 shares as of March 31, 2020	(121,070)

ORIX Corporation Shareholders’ Equity	2,993,608
Noncontrolling interests	72,227
Total equity	3,065,835

Total capitalization and indebtedness	¥7,682,021

(1)	For a discussion of secured indebtedness as of March 31, 2020, see Note 17 to the consolidated financial statements in our annual report on Form 20-F for the fiscal year ended March 31, 2020.
(2)	As of March 31, 2020, no material portion of our consolidated indebtedness was guaranteed. For the purpose of this note, guaranteed means guarantees provided by third parties.
(3)

We and certain subsidiaries guarantee loans made by banks and other financial institutions to third parties. For a discussion of guarantees by us as of March 31, 2020, see Note 33 to the consolidated financial statements in our annual report on Form 20-F for the fiscal year ended March 31, 2020.

(4)

Since March 31, 2020, and to the date of this prospectus, we have issued ¥70 billion total aggregate amount of unsecured senior debt securities in Japan, and our subsidiaries have issued approximately ¥1.8 billion total aggregate amount of foreign currency denominated unsecured debt securities outside Japan.

(5)	Treasury stock includes 1,476,828 shares held through our Board Incentive Plan Trust as of March 31, 2020.
(6)

Between April 1, 2020 and April 30, 2020, we repurchased 7,089,600 shares of our common stock for a total value of ¥8,688,577,550 and between May 1, 2020 and May 8, 2020, we repurchased 1,135,300 shares of our common stock for a total value of ¥1,399,640,750 on the Tokyo Stock Exchange. See Note 35 to the consolidated financial statements in our annual report on Form 20-F for the fiscal year ended March 31, 2020.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of senior debt securities offered by us will be used for general corporate purposes.

DESCRIPTION OF SENIOR DEBT SECURITIES

This prospectus describes certain general terms and provisions of the senior debt securities that we may offer from time to time in one or more offerings. The senior debt securities will be issued under the senior indenture, the form of which is included as an exhibit to the registration statement of which this prospectus is a part, or the Indenture, between ORIX and The Bank of New York Mellon, as trustee, or the trustee, in one or more series established from time to time by or pursuant to a board resolution and set forth in an officer’s certificate or in one or more indentures supplemental thereto. The specific terms and provisions of a particular series of senior debt securities being offered and the extent to which the general terms and provisions described in this prospectus apply to such senior debt securities, will be described in a supplement to this prospectus.

The Indenture is qualified under the Trust Indenture Act of 1939, as amended, or the TIA. The following is a summary of material provisions of the Indenture. It does not include all of the provisions of the Indenture or the senior debt securities. We urge you to read the Indenture (including any applicable supplement thereto) because it defines your rights. The terms of the senior debt securities include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Indenture is included as an exhibit to the registration statement of which this prospectus is a part. The form of senior debt security to be offered and any applicable supplemental indenture will be filed with the SEC on Form 6-K as an exhibit to the registration statement of which this prospectus is a part and incorporated by reference into the registration statement of which this prospectus is a part or by a post-effective amendment to the registration statement of which this prospectus is a part.

The Indenture does not limit our ability to enter into a highly leveraged transaction or provide you with any special protection in the event of such a transaction. In addition, the Indenture does not provide special protection in the event of a sudden and dramatic decline in our credit quality resulting from a takeover, recapitalization or similar restructuring.

General

We may issue senior debt securities from time to time, in one or more series under a senior indenture between us and The Bank of New York Mellon, which we refer to as the trustee, dated as of July 18, 2017, as amended or supplemented from time to time. The senior debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. All senior debt securities will be issued in fully registered form.

Specific Japanese and U.S. federal income tax consequences and other special considerations applicable to any series of senior debt securities issued by us will be described in the applicable prospectus supplement. Owners of senior debt securities or beneficial interests in senior debt securities may have to provide information relating to their jurisdiction of residency to avoid Japanese withholding taxes.

Payments

The senior debt securities may be denominated and payable in Japanese yen, U.S. dollars or other currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

The senior debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Senior debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered senior debt securities:

•	the specific designation;

•	the aggregate principal amount, purchase price and denomination;

•	the currency in which the senior debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the senior debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•	whether we will issue the senior debt securities in definitive form and under what terms and conditions;

•	any agents for the senior debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•

whether and under what circumstances we will pay additional amounts on senior debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those senior debt securities rather than pay the additional amounts;

•	whether certain payments on the senior debt securities will be guaranteed under a financial insurance guaranty policy and the terms of that guaranty;

•	any applicable selling restrictions;

•	whether we will be able to “reopen” a previous issue of a series of senior debt securities and issue additional senior debt securities of that series; and

•

any other specific terms of the senior debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations, including laws and regulations that stipulate requirements for the senior debt securities to be afforded certain capital treatment for regulatory or other purposes.

Some of the senior debt securities may be issued as original issue discount senior debt securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to any material income tax, accounting, and other special considerations applicable to original issue discount senior debt securities.

Registration and Transfer of Senior Debt Securities

Holders of senior debt securities may present senior debt securities for exchange, and holders of registered senior debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the senior debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the Indenture or an applicable supplemental indenture or order under which that series of senior debt securities is issued. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Authentication and Delivery

Under the Indenture, we may deliver senior debt securities of any series to the trustee for authentication, and the trustee or its agent shall then authenticate and deliver such securities to or upon our written order, signed by an authorized officer of ours, without any further action by us. In authenticating the senior debt securities and accepting the additional responsibilities under the Indenture the trustee shall be entitled to receive, and shall be fully protected in relying upon, various documentation from us, including copies of the resolution of our board of directors authorizing the issuance of securities, any supplemental indentures, officer’s certificates and opinions from legal counsel.

Under the Indenture, the trustee also has the right to decline to authenticate and deliver any senior debt securities if the trustee, being advised by counsel, determines that we may not lawfully issue the senior debt securities or if the trustee in good faith determines that allowing us to issue the senior debt securities would expose the trustee to personal liability to our existing senior debt security holders.

Events of Default under the Indenture

The Indenture provides holders of senior debt securities with remedies if we fail to perform specific obligations, such as making payments on the senior debt securities, or if we become bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. The Indenture permits the issuance of senior debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the Indenture, with respect to any series of senior debt securities issued under that Indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and be continuing:

•	default is made for more than 15 days in the payment of principal and premium, if any, and for more than 30 days in the payment of interest in respect of such series of the securities;

•	we are in default in the performance of any provision of the Indenture for a period of 90 days after receipt of notice from the trustee, or 25% of the holders of such series, of such default;

•

due to our default, we (i) are bound to repay prematurely indebtedness for borrowed moneys with a total outstanding principal amount of $75,000,000 (or its equivalent in any other currency or currencies) or greater, (ii) have defaulted in the repayment of any such indebtedness at the later of its maturity or the expiration of any applicable grace period or (iii) have failed to pay when properly called on to do so any guarantee of any such indebtedness, and in any such case the acceleration, default or failure to pay is not being contested in good faith and not cured within 15 days of such acceleration, default or failure to pay;

•	a final and non-appealable order is made or an effective resolution is passed for our winding up or liquidation;

•	an encumbrancer shall have taken possession, in bankruptcy, of all or substantially all of our assets and such possession continues for 90 days;

•	we shall cease to carry on business or shall be unable to pay our debts as and when they fall due;

•	we become bankrupt, insolvent or become subject to reorganization under any applicable bankruptcy, civil rehabilitation, reorganization, insolvency or insolvency related law; or

•	any other event of default provided in the supplemental indenture under which that series of senior debt securities is issued.

Provision and Withholding of Notice of Default.    Pursuant to the Indenture, the trustee shall give notice by mail to the holders of any series of senior debt securities of all defaults known to the trustee which have occurred with respect to such series. The trustee shall transmit the notice within 90 days after the occurrence of an event of default, unless the defaults have been cured before the transmission of such notice. However, except in the case of default in the payment of principal of or interest on, or in the payment of any sinking or purchase fund installment with respect to the senior debt securities of any series, the trustee may withhold notice of default if and so long as the board of directors, the executive committee, or a trust committee of directors of the trustee determine in good faith that the withholding of the notice is in the interests of the holders of such series.

Acceleration of Senior Debt Securities Upon an Event of Default

The Indenture provides that, unless otherwise set forth in a supplemental indenture:

•

if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization, the principal of all senior debt securities and interest accrued on the senior debt securities to be due and payable immediately; and

•

if any other event of default occurs and is continuing, either the trustee (subject to receiving indemnity and/or security to its satisfaction) or the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of each affected series, voting separately by series, by notice in writing to us may declare the principal of and accrued interest on the senior debt securities of such series to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any or all of the events leading to acceleration under the Indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders under such indenture of a majority in aggregate principal amount of the securities of the affected series may annul past declarations of acceleration or waive past defaults of the senior debt securities with respect to such series.

Application of Proceeds

Any money collected from us by a trustee under the Indenture by acceleration, through insolvency proceedings or by other means as a result of our breach of the terms of the Indenture, shall be applied in the order described below:

•

first, to the payment of fees, costs and expenses applicable to the series of senior debt securities for which money was collected, including reasonable compensation to the applicable trustee and any agent and expenses and costs properly incurred (including any amounts to which the trustee, each predecessor trustee or any agent are entitled to indemnification by us and fees and properly incurred expenses of its counsel);

•	second, if payment is not due on the principal of the series of senior debt securities for which money was collected, to the payment of interest on the series in default;

•	third, if payment is due on the principal of the series of senior debt securities for which money was collected, to the payment of the whole amount then owing and unpaid upon all of the senior debt securities of such series for principal and interest; and in the case the money collected shall be insufficient to pay in full the whole amount so due and unpaid upon the senior debt securities of such series, then to the payment of principal and interest without preference or priority of principal over interest, ratably to the aggregate of such principal and accrued and unpaid interest; and

•	finally, to the payment of the remainder, if any, to us or any other person lawfully entitled thereto.

Paying Agents

Whenever we appoint a paying agent to make payments required under the Indenture and the relevant series of securities, such paying agent will hold all sums received by it for the payment of the principal and interest on the securities in trust for the benefit of the holders of the securities and will make payments to such holders as provided for in the Indenture and the securities.

Indemnification of Trustee for Actions Taken on Your Behalf

The Indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of senior debt securities issued under the Indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, the Indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified and/or secured to the trustees’ satisfaction by the holders of senior debt securities issued under the Indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding senior debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

The Indenture provides that no individual holder of senior debt securities may institute any action against us under the Indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of each affected series, treated as one class, must have:

•	requested the trustee in writing to institute that action; and

•	offered the trustee indemnity and/or security to its satisfaction;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•

the holders of a majority in principal amount of the outstanding senior debt securities of each affected series, voting as one class, must not have given directions in writing to the trustee inconsistent with those of the holders referred to above.

The Indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Covenants

Our covenants and agreements relating to a series of senior debt securities will be set forth in the applicable prospectus supplement.

Consolidation, Merger, Conveyance or Transfer.    The Indenture contains provisions permitting us, without the consent of the holders of senior debt securities, to consolidate with or merge into any other corporation or convey or transfer all or substantially all of our assets to any person or persons, provided that the successor corporation or corporations, if an entity other than we, assume our obligations on the senior debt securities and under the Indenture and certain other conditions are met.

Evidence of our Compliance.    There are provisions in the Indenture requiring us to furnish to the trustee each year a brief certificate from our principal executive, financial or accounting officer as to his or her knowledge of our compliance with all conditions and covenants under the Indenture.

SEC Reports by us.    The Indenture requires us to file with the trustee copies of the annual report or information we file with the SEC within 30 days after we file such reports or information with the SEC.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise set forth in a supplemental indenture, we have the ability to eliminate most or all of our obligations on any series of senior debt securities prior to maturity if we comply with the following provisions:

Discharge of Indenture.    We may discharge all of our obligations, other than as to transfers and exchanges, under the Indenture after we have:

•	paid or caused to be paid the principal of and interest on all of the outstanding senior debt securities in accordance with their terms;

•	delivered to the paying agent for cancellation all of the outstanding senior debt securities; or

•

irrevocably deposited with the trustee cash or, in the case of a series of senior debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of senior debt securities issued under the Indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those senior debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of senior debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the Indenture relating only to that series of senior debt securities.

Defeasance of a Series of Securities at Any Time.    We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of senior debt securities at any time, which is referred to in this prospectus as defeasance. Alternatively, we may be released with respect to any outstanding series of senior debt securities from the obligations imposed by the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•

we irrevocably deposit with the trustee cash or, in the case of senior debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding senior debt securities of the series being defeased; and

•	we deliver to the trustee an opinion of counsel who shall be reasonably satisfactory to the trustee to the effect that:

•

the beneficial owners of the series of senior debt securities being defeased will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

•

the beneficial owners of the series of senior debt securities being defeased will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.

In the case of a defeasance, the opinion must be based on a ruling of the U.S. Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of the Indenture, since that result would not occur under current tax law.

Modification of the Indenture

Modification without Consent of Holders.    We and the trustee may enter into supplemental indentures without the consent of the holders of senior debt securities issued under the Indenture to:

•	secure any senior debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of senior debt securities;

•	cure any ambiguity or correct any defect or inconsistency;

•	establish the forms or terms of senior debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders.    Each of we and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding senior debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the senior debt securities issued pursuant to the Indenture. However, we and the trustee may not make any of the following changes to any outstanding senior debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security or of any installment of principal of any such security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change any of our obligations to pay any additional amounts on senior debt securities for any tax, assessment or governmental charge withheld or deducted (if any);

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•

alter the terms on which holders of the senior debt securities may convert or exchange senior debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the anti-dilution provisions or other similar adjustment provisions included in the terms of the senior debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any senior debt security when due; or

•	reduce the percentage of senior debt securities the consent of whose holders is required for modification of the Indenture.

Form of Senior Debt Security

Each senior debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form.

Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the senior debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative.

New York Law to Govern

The Indenture and the senior debt securities will be governed by and construed in accordance with the laws of the State of New York.

Consent to Service of Process and Submission to Jurisdiction

Under the Indenture, we irrevocably designate ORIX Corporation USA as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the Indenture or any senior debt securities issued thereunder brought in any federal or state court in The City of New York, New York, and we irrevocably submit to the jurisdiction of those courts.

Information Concerning the Trustee

Information about the trustee applicable to an issuance of senior debt securities may be set forth by amendment to this prospectus or in the applicable prospectus supplement. We and our subsidiaries may maintain ordinary banking relationships and custodial facilities with the trustee and its affiliates.

CLEARANCE AND SETTLEMENT

Senior debt securities that ORIX issues may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository Trust Company, or DTC, in the United States, Clearstream Banking, S.A., or Clearstream, in Luxembourg, and the Euroclear System, or Euroclear, in Belgium. These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or indirectly through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers, and the senior debt securities will be cleared and settled on a delivery against payment basis.

If we issue senior debt securities to you outside of the United States, its territories and possessions, you must initially hold your interests through Euroclear, Clearstream or the clearance system that is described in the applicable prospectus supplement.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.

Clearstream and Euroclear hold interests on behalf of their participants through customers’ securities accounts in the names of Clearstream and Euroclear on the books of their respective depositories, which, in the case of securities for which a global security in registered form is deposited with DTC, in turn hold such interests in customers’ securities accounts in the depositories’ names on the books of DTC.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to your interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants. DTC also facilitates the post-trade settlement among its participants of sales and other securities transactions in such securities through electronic computerized book-

entry transfers and pledges between its participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant of DTC, either directly or indirectly. According to DTC, the foregoing information with respect to DTC and DTC’s book-entry system has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream

Clearstream has advised us that it is incorporated as a limited liability company under Luxembourg law. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thus eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic communications platform with Euroclear Bank SA/NV, the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.

As a registered credit institution in Luxembourg, Clearstream is supervised by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream participants are limited to securities brokers and dealers and banks, and may include the underwriters for the senior debt securities offered under any prospectus supplement. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to the senior debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

Euroclear is operated by Euroclear Bank SA/NV, or the Euroclear Operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters for the senior debt securities offered under any prospectus supplement. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law, govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear; withdrawal of securities and cash from Euroclear; and receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to senior debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Settlement

You will be required to make your initial payment for the senior debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving senior debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of senior debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such senior debt securities settled during such processing will be reported to the relevant Clearstream participants or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of senior debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of senior debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Other Clearing Systems

ORIX may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

TAXATION

The material Japanese tax and U.S. federal income tax consequences relating to the purchase and ownership of the senior debt securities offered by this prospectus will be set forth in the applicable prospectus supplement.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

The U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, and/or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, impose certain requirements on (a) employee benefit plans (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) individual retirement accounts, “Keogh plans” and other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” of any such plan, account or arrangement described in clause (a) or (b) by reason of any such plan’s, account’s, or arrangement’s investment therein (we refer to the foregoing described in clauses (a), (b) and (c), collectively, as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to such provisions of ERISA or the Code, but may be subject to other federal, state, local or non-U.S. laws that are similar to such provisions of ERISA or the Code (each, a “Similar Law”).

Each fiduciary of a Plan should consider the fiduciary standards of ERISA, the Code or any other applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the senior debt securities offered by this prospectus. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence, diversification, delegation of control, and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing, collectively, as “parties in interest”) unless exemptive relief is available under a statutory or administrative exemption. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. Thus, a Plan fiduciary considering an investment in the senior debt securities offered by this prospectus should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the senior debt securities may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between a party in interest and an investing Plan which would be prohibited unless exemptive relief were available under an applicable exemption. Such parties in interest may include, without limitation, us, the trustee and any agents for the senior debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars, as well as our and their affiliates.

In this regard, each purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase the senior debt securities, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the senior debt securities and related lending transactions, provided that neither the party in interest nor its affiliates has or exercises any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the senior debt securities.

Each purchaser or holder of the senior debt securities offered by this prospectus, and each fiduciary who causes any entity to purchase or hold the senior debt securities, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such senior debt securities, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding the senior debt securities on behalf of or with the assets of any Plan or Non-ERISA Arrangement; or (ii) its purchase, holding and disposition of such senior debt securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any provision of any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the senior debt securities on behalf of, or with the assets of, any Plan or Non-ERISA Arrangement, consult with their counsel regarding the potential applicability of Title I of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the senior debt securities.

Each purchaser and holder of a senior debt security offered by this prospectus will have exclusive responsibility for ensuring that its purchase and holding of the senior debt security does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or the provisions of any applicable Similar Law. Nothing herein shall be construed as a representation that an investment in the senior debt securities would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement. In addition, neither this discussion nor anything in this prospectus is or is intended to be investment advice directed at any potential purchaser that is a Plan or Non-ERISA Arrangement, or at such purchasers generally.

PLAN OF DISTRIBUTION

We may offer the securities described in this prospectus in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by ourselves directly;

•	through agents;

•	through one or more special purpose entities;

•	through an exchange distribution in accordance with the rules of the applicable exchange; or

•	through a combination of any of these methods of sale.

The prospectus supplement relating to an offering of securities will set forth the terms of the offering, including:

•	a description of the transaction and the securities to be offered;

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in an offering of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase securities that are offered unless specified conditions are satisfied, and, unless otherwise set forth in the prospectus supplement, if the underwriters do purchase any securities, they will purchase all securities that are offered.

In connection with underwritten offerings of the securities offered by this prospectus and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities offered by this prospectus at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities or to continue these activities if commenced.

If dealers are utilized in the sale of securities offered by this prospectus, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements or omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us and our subsidiaries or affiliates in the ordinary course of business.

Each series of senior debt securities offered by this prospectus will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in the offered securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities offered by this prospectus may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for any senior debt securities offered by this prospectus.

EXPERTS

The consolidated financial statements and financial statement schedule II of ORIX and its subsidiaries as of March 31, 2020 and 2019 and for each of the years in the three-year period ended March 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2020 have been incorporated in this prospectus by reference to our annual report on Form 20-F for the fiscal year ended March 31, 2020, filed on June 30, 2020 in reliance upon the reports of KPMG AZSA LLC, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG AZSA LLC’s address is 1-2 Tsukudo-cho, Shinjuku-ku, Tokyo 162-8551, Japan.

LEGAL MATTERS

The validity of the offered securities with respect to United States federal law and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, our United States counsel. Mitsui Company, our Japanese counsel, will pass upon certain legal matters as to Japanese law for us. Simpson Thacher & Bartlett LLP, United States counsel to any underwriters, dealers or agents, will pass upon certain legal matters as to United States federal law and New York State law for them.

ENFORCEMENT OF CIVIL LIABILITIES

ORIX is a joint stock company incorporated in Japan. Most or all of our directors and executive officers are residents of countries other than the United States. Although some of our affiliates have substantial assets in the United States, substantially all of our assets and the assets of our directors and executive officers (and certain experts named herein) are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or our directors and executive officers or to enforce against us or these persons in United States courts judgments of United States courts predicated upon the civil liability provisions of United States securities laws. We have been advised by our Japanese counsel, Mitsui Company, that there is doubt as to the enforceability in Japan, in original actions or in actions to enforce judgments of U.S. courts, of civil liabilities based solely on U.S. securities laws. A Japanese court may refuse to allow an original action based on U.S. securities laws.

The United States and Japan do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, even if you obtain a civil judgment by a U.S. court, you will not necessarily be able to enforce it directly in Japan.

Our agent for service of process is ORIX Corporation USA.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. We are subject to the information requirements of the Exchange Act and, in accordance with the Exchange Act, we file annual reports, special reports and other information with the SEC. You may read and copy any of this information in the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC.

We are currently exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not required under the Exchange Act to publish financial statements as frequently or as promptly as are U.S. companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue interim press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by us or as may be otherwise required.

Our American Depositary Shares, each of which represents five shares, are listed on the New York Stock Exchange under the trading symbol “IX.”

Incorporation by Reference

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our annual report on Form 20-F for the fiscal year ended March 31, 2020 filed on June 30, 2020 (File Number 001-14856).

All subsequent documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus. In addition, any Form 6-K subsequently submitted to the SEC specifying that it is being incorporated by reference into this prospectus shall be deemed to be incorporated by reference. Documents incorporated by reference shall become a part of this prospectus on the respective dates the documents are filed or furnished with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus has been delivered, a copy of any document that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these documents by writing or telephoning us at:

ORIX Corporation

World Trade Center Building

2-4-1 Hamamatsu-cho, Minato-ku

Tokyo 105-6135, Japan

+81-3-3435-3116

Except as described above, no other information is incorporated by reference in this prospectus, including, without limitation, information on our internet site at http://www.orix.co.jp.

ORIX CORPORATION

US$500,000,000 2.250% Senior Notes due 2031

PROSPECTUS SUPPLEMENT

J.P. Morgan	Goldman Sachs & Co. LLC	BofA Securities	Morgan Stanley

Citigroup		Crédit Agricole CIB

BNP PARIBAS	Daiwa Capital Markets	Mizuho Securities

Nomura	SMBC NIKKO

ANZ	Deutsche Bank Securities

March 2, 2021